                                                                         EX.10-W


                             MASTER LEASE AGREEMENT


                                   Dated as of

                                December 30, 1996

                                     Between

                               NATIONAL CITY BANK,
                FOR ITSELF AND AS AGENT FOR CERTAIN PARTICIPANTS,

                                                                       Lessor

                                       and

                               BRUSH WELLMAN INC.,

                                                                       Lessee

                             MASTER LEASE AGREEMENT

                                TABLE OF CONTENTS

                                                                                                               Page

I.       LEASING................................................................................................  1

II.      TERM, RENT AND PAYMENT.................................................................................  2

III.     TAXES..................................................................................................  3

IV.      REPORTS................................................................................................  4

V.       DELIVERY, USE, REPLACEMENT, SUBSTITUTION AND OPERATION.................................................  6

VI.      SERVICE................................................................................................  8

VII.     STIPULATED LOSS VALUE AND CASUALTY OCCURRENCE..........................................................  9

VIII.    LOSS OR DAMAGE......................................................................................... 10

IX.      INSURANCE.............................................................................................. 10

X.       RETURN OF EQUIPMENT.................................................................................... 11

XI.      DEFAULT................................................................................................ 12

XII.     ASSIGNMENT............................................................................................. 15

XIII.    NET LEASE; NO SET-OFF, ETC............................................................................. 17

XIV.     INDEMNIFICATION........................................................................................ 17

XV.      NO WARRANTY; DISCLAIMERS............................................................................... 18

XVI.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE.................................................... 19

XVII.    OWNERSHIP FOR TAX PURPOSES; GRANT OF SECURITY INTEREST; USURY SAVINGS.................................. 22

XVIII.   END OF LEASE OPTIONS................................................................................... 24

XIX.     MISCELLANEOUS.......................................................................................... 26

XX.      CHOICE OF LAW; JURISDICTION............................................................................ 29

XXI.     CHATTEL PAPER.......................................................................................... 30


XXII.    EARLY TERMINATION...................................................................................... 30

XXIII.   GENERAL FINANCIAL STANDARDS............................................................................ 31

XXIV.    COVENANTS.............................................................................................. 32

XXV.     CERTAIN DEFINITIONS.................................................................................... 37

XXVI.    CONDITIONS TO FUNDING.................................................................................. 45


EXHIBIT NO. 1 - DISBURSEMENT SCHEDULE
         ANNEX A - DESCRIPTION OF DISBURSEMENT EQUIPMENT

EXHIBIT NO. 2 - EQUIPMENT SCHEDULE
         ANNEX A - DESCRIPTION OF EQUIPMENT
         ANNEX B - ASSIGNMENT OF PURCHASE ORDERS
         ANNEX C - CERTIFICATE OF ACCEPTANCE
         ANNEX D - STIPULATED LOSS AND TERMINATION VALUE TABLE
         ANNEX E - AMORTIZATION SCHEDULE
         ANNEX F - RETURN PROVISIONS

EXHIBIT NO. 3 - COMPLIANCE CERTIFICATE

EXHIBIT NO. 4 - LIST OF EQUIPMENT AND EQUIPMENT COST

EXHIBIT NO. 5 - DISBURSEMENT FUNDING NOTICE

EXHIBIT NO. 6 - FORM OF ASSIGNMENT OF PURCHASE ORDERS


                             MASTER LEASE AGREEMENT


         THIS MASTER LEASE AGREEMENT, dated as of December 30, 1996 ("AGREEMENT"), between NATIONAL CITY BANK, FOR ITSELF AND AS AGENT FOR CERTAIN PARTICIPANTS, with an office at 1900 East Ninth Street, Cleveland, Ohio 44114 (hereinafter called, together with its successors and assigns, if any, "LESSOR"), and BRUSH WELLMAN INC., an Ohio corporation with its mailing address and chief place of business at 17876 St. Clair Avenue, Cleveland, Ohio 44110 (hereinafter called "LESSEE").


                                   WITNESSETH:


I.        LEASING:

         (a) This Agreement shall be effective from and after the date of execution hereof. Subject to the terms and conditions set forth in this Agreement, Lessor agrees (i) to make disbursements to Vendors in respect of interim or progress payments of the Acquisition Cost of the equipment (the "DISBURSEMENT EQUIPMENT", which term shall also include, prior to the Basic Term Commencement Date, all equipment described in a Certificate of Acceptance executed and delivered by Lessee) described in Annex A to any Disbursement Schedule hereto in the form of Exhibit 1 (each being a "DISBURSEMENT SCHEDULE"), provided that any initial disbursement made on the date of this Agreement may be made directly to Lessee to reimburse Lessee for interim or progress payments on Disbursement Equipment made by Lessee to Vendors so long as the amount of that initial disbursement made by Lessor is less than $8,000,000, and (ii) to fund the payment of the Acquisition Cost of and to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment (the "EQUIPMENT") described in Annex A to any Equipment Schedule hereto in the form of Exhibit 2 (each being an "EQUIPMENT SCHEDULE") (a Disbursement Schedule and an Equipment Schedule are sometimes hereinafter referred to as a "SCHEDULE"). Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in that Schedule. Certain capitalized terms used in this Agreement shall have the meaning ascribed thereto in Section XXV.

         (b) The obligation of Lessor to make disbursements in respect of the Equipment and the Disbursement Equipment and to lease the Equipment to Lessee shall be subject to the conditions set forth in Section XXVI. Immediately upon final acceptance of all of the Disbursement Equipment that constitutes one of the units of equipment described in Exhibit 4, Lessee shall execute and deliver to Lessor a Certificate of Acceptance, in the form of Annex C to the form of the Equipment Schedule hereto, covering all of that Equipment. As of the Basic Term Commencement Date, Lessee shall execute and deliver to Lessor an Equipment Schedule relating to all of the equipment described in all of the Certificates of Acceptance delivered to Lessor by Lessee.

         (c) If on the Basic Term Commencement Date, any item of Disbursement Equipment described in any Disbursement Schedule has not been completed, delivered and installed at the Elmore Project, and accepted by Lessee as evidenced by a Certificate of Acceptance delivered to Lessor ("EXCLUDED DISBURSEMENT EQUIPMENT"), then Lessee shall immediately pay to Lessor an amount equal to all accrued and unpaid Interim Rent due in respect of that Excluded Disbursement Equipment plus all amounts disbursed by Lessor in respect of that Excluded Disbursement Equipment (the "EXCLUDED DISBURSEMENT EQUIPMENT PAYMENT"). Upon receipt by Lessor of any Excluded Disbursement Equipment Payment, Lessor agrees, upon Lessee's reasonable request and at Lessee's expense, to execute any instrument necessary to evidence Lessee's ownership of the Excluded Disbursement Equipment and any Purchase Order to the extent that it relates to the Excluded Disbursement Equipment, free and clear of any rights of Lessor hereunder, that is the subject of that payment, including a bill of sale.

II.       TERM, RENT AND PAYMENT:

         (a) The term of this Agreement (the "TERM") shall be the Interim Lease Term, the Basic Term and, if exercised by Lessee, any Renewal Term pursuant to
Section XVIII(b) hereof, as specified in the applicable Schedule.

         (b) The obligation of Lessee to pay the rent payable hereunder during the Term, as provided in the Equipment Schedule (the "RENT"), shall commence on the Basic Term Commencement Date, and Lessee's right to use the Disbursement Equipment and the Equipment shall commence on the date of Lessor's first disbursement in respect of any Disbursement Schedule (the "DISBURSEMENT COMMENCEMENT DATE"). At the end of each Interim Interest Period, the Interim Rent that accrued during that Interim Interest Period shall become part of the Capitalized Lessor's Cost outstanding under that Disbursement Schedule upon which Interim Rent will accrue during the next Interim Interest Period, and at the end of the Interim Lease Term, shall become part of the Lessor's Capitalized Cost under the Equipment Schedule, as the case may be. Anything to the contrary set forth in this Lease notwithstanding, if the aggregate unpaid Interim Rent accrued under all Disbursement Schedules at any time exceeds five million nine hundred twenty thousand dollars ($5,920,000), Lessee shall immediately pay to Lessor an amount equal to such excess.

         (c) Rent and other amounts due Lessor under this Lease shall be paid to Lessor by wire transfer of immediately available funds to National City Bank - Cleveland, Cleveland, Ohio, ABA # 041000124, Commercial Loan Operations, Account No. 151804 (Brush Wellman Lease Agreement dated 12/30/96), or to such other account as Lessor may direct in writing; and shall be effective upon receipt if received by Lessor on or prior to Noon, Cleveland, Ohio, time on a Business Day; payments received after Noon, Cleveland, Ohio, time shall be deemed for purposes of this Agreement to be received on the next succeeding Business Day. Payments of Rent shall be in the amount set forth in, and due in accordance with, the provisions of the applicable Schedule. So long as no Potential Default or Default exists, in no event shall any Rent payments then due and payable be refunded to Lessee. If Rent is not paid within five (5) days of its due date, Lessee agrees to pay a late charge of Five Cents ($0.05) per dollar on, and in addition to, the amount of such Rent but not exceeding the lawful maximum, if any.

III.      TAXES

         (a) Lessee shall have no liability for taxes imposed by the United States of America or any state or political subdivision thereof or by any foreign government which are on or measured by the net income of Lessor. Notwithstanding the foregoing, Lessee shall pay, indemnify and hold Lessor, the Participants, their agents, employees, successors and assigns harmless on a net after-tax basis (after taking into account any tax benefit or credit received by such indemnified person) from any increase in Taxes (as hereinafter defined) based upon or measured by such indemnified person's net or gross income and any franchise taxes imposed or levied by the United States of America or any state or political subdivision thereof or by any foreign government as a result of characterizing the transactions under this Lease as anything other than a secured loan for purposes of calculating those Taxes. Lessee will promptly notify Lessor and each other indemnified person of all reports or returns required to be made with respect to any Tax with respect to which Lessee is required to provide indemnification hereunder, and at Lessee's expense, will promptly provide Lessor with all information necessary for the making and timely filing of any reports or returns by Lessor or any other indemnified person. If Lessor or any other indemnified person requests that any such reports or returns related to this Lease be prepared and filed by Lessee, then Lessee, at its expense, will prepare and file the same if permitted by applicable law to file the same, and if not so permitted, Lessee, at its expense, shall provide all information requested by Lessor to prepare and file such reports or returns and Lessee shall forward immediately available funds for payment of any Tax due, to Lessor or any other indemnified person, as applicable, at least ten (10) days in advance of the date such payment is to be paid.

         (b) Subject to Paragraph (a), Lessee shall report (to the extent that it is legally permissible) and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Disbursement Equipment or Equipment (or the purchase, ownership, delivery, leasing, possession, use or operation thereof), against this Agreement (or any rentals or receipts hereunder), against any Schedule, or otherwise against Lessor or Lessee in respect of this Lease by any foreign, federal, state or local government or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (all hereinafter called "TAXES"). Lessee shall (i) reimburse Lessor upon receipt of written request for reimbursement for any Taxes charged to or assessed against Lessor (on an after-tax basis), (ii) on request of Lessor, submit to Lessor written evidence of Lessee's payment of Taxes, (iii) on all tax reports or tax returns in respect of Taxes show the ownership of any Disbursement Equipment and Equipment by Lessee, and (iv) send a copy of all reports or returns pertaining to personal property taxes to Lessor.

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

         (c) Subject to Paragraph (a), Lessee hereby agrees to indemnify, save and keep harmless Lessor, the Participants, their agents, employees, successors and assigns, from and against any and all Taxes charged to or assessed against any of them. Lessee shall, at its expense and upon request of Lessor, defend any actions based on, or arising out of, any Taxes with counsel reasonably satisfactory to Lessor. Lessee shall reimburse any indemnified party for any amounts expended by it in connection with any of the foregoing or pay such amounts directly within ten (10) Business Days after the date Lessor sends notice to Lessee requesting payment thereof, together with a written itemization of those amounts. Lessee shall not be obligated to indemnify Lessor under this Section for any Taxes that are attributable to a transfer by Lessor of any Disbursement Equipment or Equipment or any interest therein, unless such transfer arises as a result of (1) the existence of a Default, or (2) the exercise by Lessee of its options pursuant to Sections XVIII(c) or (d) or
Section XXII hereof, or (3) the exercise by Lessee of its option pursuant to
Section V(d) hereof, or (4) the occurrence of a Casualty Occurrence (as hereinafter defined).

IV.       REPORTS:

         (a) Lessee will promptly notify Lessor in writing after receipt of notice of any Tax or other lien, mortgage, security interest, claim, charge or other right or encumbrance (collectively, a "LIEN") shall attach to any Disbursement Equipment or Equipment, of the full particulars thereof and of the location of such Disbursement Equipment or Equipment on the date of such notification.

         (b) Lessee will furnish to Lessor and to each Participant (as hereinafter defined), except as otherwise provided in Paragraph (iii) below:

                  (i) within forty-five (45) days after the end of each of the first three quarter-annual periods of each of Lessee's fiscal years, balance sheets of Lessee and its Subsidiaries as at the end of that period and their income statements and surplus reconciliations for the year to the end of that period, all prepared (but unaudited) on a consolidated basis, on a comparative basis with the prior year (as to the consolidated statements only), in accordance with GAAP (except as disclosed therein) and in form and detail reasonably satisfactory to Lessor;

                  (ii) as soon as available (and in any event within ninety (90) days after the end of each of Lessee's fiscal years), a complete copy of the annual audit report (including without limitation the consolidated financial statements of Lessee and its Subsidiaries and notes thereto) of Lessee for that year, which shall be

                  (1) prepared on a consolidated basis, on a comparative basis with the prior year, in accordance with GAAP (except as disclosed therein) and in form and detail reasonably satisfactory to Lessor, and

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

                  (2) certified (without qualification as to GAAP) by Ernst & Young LLP, or any other independent public accountants selected by Lessee and reasonably satisfactory to Lessor;

                  (iii) concurrently with each delivery of financial statements pursuant to Paragraph (b)(i) or (b)(ii), furnish to Lessor a certificate, substantially in the form of Exhibit 3, by Lessee's chief financial officer

                  (1) certifying that to the best of such officer's knowledge and belief, (i) those financial statements fairly present in all Material respects the financial condition and results of operations of Lessee and its Subsidiaries in accordance with GAAP, subject, in the case of interim financial statements, to routine year-end audit adjustments and (ii) no Default or Potential Default then exists or, if any does, a brief description thereof and Lessee's intentions in respect thereof, and

                  (2) setting forth the calculations necessary to determine whether or not Lessee and its Subsidiaries are in compliance with the general financial standards set forth in Section XXIII;

                  (iv) promptly when filed (in final form) or sent, a copy of

                  (1) each registration statement, Form 10-K annual report, Form 10-Q quarterly report, Form 8-K current report or similar document filed by Lessee with the Securities and Exchange Commission (or any similar federal agency having regulatory jurisdiction over Lessee's securities) or with any securities exchange, and

                  (2) each proxy statement, annual report, certificate, notice or other document sent by Lessee to the holders of any of its securities (or any trustee under any indenture which secures any of its securities or pursuant to which such securities are issued); and

                  (v) forthwith upon the written request of Lessor or any Participant such other information about the financial condition, properties and operations of Lessee or any of its Subsidiaries, including, without limitation, Pension Plans and obligations in respect of Environmental Laws, as Lessor or any Participant may from time to time reasonably request.

         (c) Lessee will permit Lessor and any Participant to inspect any Disbursement Equipment and Equipment during normal business hours and, upon three (3) Business Days' prior written notice to Lessee, will use its reasonable efforts to procure the cooperation of any third party that is in possession of any premises where any of the Disbursement Equipment or Equipment is located to permit such inspections. In connection with any such inspection, Lessor and the Participants agree to observe

Lessee's standard rules with respect to operation and safety. If any failure by Lessee to perform or observe any obligation in respect of any Equipment or Disbursement Equipment, as the case may be, under this Agreement is found as a result of an such inspection, Lessor will communicate that information to Lessee in writing and Lessee shall have ten (10) days to correct that failure, at its sole expense; provided, however, if during that period Lessee shall commence corrective action that, if begun and prosecuted with due diligence, cannot be completed within a period of ten (10) days, then that ten-day period shall be extended, but not more than sixty (60) additional days, to the extent necessary to enable Lessee to diligently complete that corrective action. Lessee shall pay all reasonable expenses of an inspection by a Lessor-appointed expert to determine if any action is required to correct any failure in respect of the Disbursement Equipment or Equipment described in the preceding sentence.

         (d) Subject to the other terms of this Lease, Lessee will keep the Equipment at the Equipment Location (specified in the applicable Schedule), or with the prior written approval of Lessor, at any other location within the continental United States of America; Lessee shall immediately notify Lessor of any relocation of Equipment. In connection with any permitted relocation of the Equipment within the continental United States of America, Lessee shall provide to Lessor, at Lessee's expense, such documents and instruments as reasonably may be required by Lessor to protect the interest of Lessor in the Equipment. Upon the written request of Lessor not more than once per calendar quarter, Lessee will notify Lessor and each Participant forthwith in writing of the location of all Equipment as of the date of such notification. In addition, prior to the Basic Term Commencement Date, upon the written request of Lessor not more than once per calendar quarter, Lessee will notify Lessor and each Participant forthwith in writing of the location of all Disbursement Equipment as of the date of such notification.

         (e) Lessee will promptly and fully report to Lessor and each Participant in writing if any Disbursement Equipment or Equipment with a fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000) is lost or damaged, or if any Disbursement Equipment or Equipment is involved in an accident causing, directly or indirectly, personal injury or property damage in an amount that could reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000).

V.        DELIVERY, USE, REPLACEMENT, SUBSTITUTION AND OPERATION:

         (a) The parties acknowledge that the Equipment or Disbursement Equipment, as the case may be, will be in Lessee's possession as of the date of the execution and delivery by Lessee to Lessor of a Certificate of Acceptance in respect of that Equipment or Disbursement Equipment, as the case may be.

         (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business (which business, for all purposes of this Agreement, shall be deemed to include Lessee's operation of the Equipment to manufacture goods for Subsidiaries and Affiliates of Lessee and for other Persons with whom Lessee has entered into a written agreement to do so) and in a manner complying with all applicable federal, state, and local laws and regulations, and any applicable insurance policies.

         (c) Lessee will keep the Disbursement Equipment and Equipment free and clear of all Liens other than (1) those that relate to the interest of Lessor hereunder, and with respect to the Disbursement Equipment, to the claims of the Vendor in possession thereof, (2) those arising from the rights and interest of Lessee in any Sublease that has been assigned to Lessor, (3) Liens for fees, taxes, levies, duties or other governmental charges of any kind, or Liens of mechanics, materialmen, laborers, employees or suppliers and similar Liens arising by operation of law incurred by Lessee in the ordinary course of business and not relating to Indebtedness for Borrowed Money, in all cases for sums that are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger (as determined in Lessor's sole discretion) of the sale, forfeiture or loss of the Disbursement Equipment or Equipment or any interest therein), and (4) Liens arising out of any judgments or awards against Lessee that have been adequately bonded, in Lessor's sole discretion, to protect Lessor's interest or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review. The Liens described in clauses (1) through (4) hereof are referred to as "PERMITTED LIENS". Lessee will defend, at its own expense, Lessor's interest in the Disbursement Equipment and Equipment from all claims, Liens or legal processes. Lessee will also notify Lessor and each Participant immediately upon receipt of notice of any Lien, attachment or judicial proceeding affecting the Disbursement Equipment and the Equipment, whether in whole or in part.

         (d) Provided that no Default or Potential Default shall then exist, Lessee, at Lessee's expense, may elect to replace or substitute a unit of Equipment (a "SUBSTITUTED ITEM") with another unit of Equipment (a "REPLACEMENT ITEM"). Each Replacement Item shall be free and clear of all Liens and shall have, as reasonably determined by Lessor, at least the value, utility and remaining useful life and be in as good an operating condition as the Substituted Item, assuming that the Substituted Item had been maintained in accordance with the provisions of this Agreement. Lessee shall notify Lessor within fifteen (15) days after the end of each quarter of Lessee's fiscal year as to all items of Equipment having been replaced during such quarter, identifying the Substituted Items and the Replacement Items for each relevant Equipment Location. Lessee shall execute and deliver to Lessor an Assignment of Purchase Orders and an amended Annex A to the applicable Schedule with respect to each Replacement Item, together with such documents and instruments as reasonably may be required by Lessor in connection with such replacement, including (without limitation) Uniform Commercial Code financing statements or statements of amendment to be filed at Lessee's expense. Upon compliance by Lessee with the provisions hereof, (1) Lessor will transfer to Lessee, on an AS IS, WHERE IS BASIS, without recourse or warranty, express or implied, of any kind whatsoever, all of Lessor's interest in and to the Substituted Item and (2) Lessor agrees, upon Lessee's reasonable request and at Lessee's expense, to execute and deliver any instrument necessary to evidence Lessee's ownership of the Substituted Item, including a bill of sale or

Uniform Commercial Code statements of termination or partial release as reasonably may be required in order to terminate any interest of Lessor in and to such Substituted Item. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Substituted Item and any other matters (except that Lessor shall warrant that it conveyed whatever interest it received in such Substituted Item free and clear of any Lien created by Lessor).

         (e) Subject to Lessee performing and observing all of its obligations hereunder on its part to be performed and observed and provided no Default or Potential Default shall have occurred, and subject to any sublessee under a Sublease permitted hereby performing and observing all of the covenants and conditions of the applicable Sublease on its part to be performed and observed, neither Lessor nor any person acting by, through or under Lessor, shall take any actions to interfere with Lessee's quiet enjoyment of the Equipment during the Term.

VI.       SERVICE

         (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order, repair and condition and in accordance with Lessee's customary practices, but in no event less than industry standards, normal wear and tear excepted. Lessee agrees that the Equipment will be used and operated solely in the conduct of its business, free from all contaminants (outside of the reasonable and ordinary use for such Equipment by Lessee), and in compliance with any and all insurance policy terms, conditions and provisions and with all statutes, laws and regulations of any federal, state or local governmental authority or instrumentality applicable to the use and operation of the Equipment, including Environmental Laws and noise and pollution laws (including notifications and reports). Lessee shall affix in a prominent position on each unit of Equipment, and shall use its reasonable efforts to cause each Person (other than Lessee) in possession of any Disbursement Equipment to affix in a prominent position on that Disbursement Equipment, plates, tags or other identifying labels showing the interest therein of Lessor. In addition, Lessee will, at its sole expense, maintain the Equipment under a preventive maintenance program by qualified professionals who possess a working knowledge of the mechanical operation of the Equipment, including electrical systems, motors, drives, controls, accessories, lubricants and all other items necessary to make the Equipment operate to its original or enhanced specifications (and who may be employees of Lessee). Lessee shall maintain a maintenance log with respect to each item of the Equipment showing all routine and non-routine maintenance and repairs. Such log shall list, in summary form, maintenance, repairs or modifications performed on the Equipment, the date of any and all of such service and by whom the service was performed. This log shall be made available to Lessor at Lessor's request.

         (b) Without the prior written consent of Lessor, Lessee will not and will not permit any other person to affix or install any accessory, equipment or device on any Equipment if such addition will impair the value, originally intended function or use of such Equipment; provided that Lessee, at its own expense, will affix or install any accessory, equipment or device on any Equipment that may be necessary, from time to time, to comply in all Material respects with any applicable laws or regulations or any provision of any insurance policy required to be maintained under Section IX hereof. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with applicable law, shall be free and clear of all Liens (except for Permitted Liens), and immediately, without further action, upon being attached or affixed to the Equipment shall become the property of Lessor. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may reasonably impose for its protection, affix or install the Equipment to or in any other personal property. In addition, Lessee will not, without the prior written consent of Lessor and subject to such reasonable conditions as Lessor may impose for its protection, affix any Equipment to any real property in such a manner as to become a fixture or part of that real property. Lessor hereby declares its intent that, notwithstanding the means of attachment, no Equipment attached to any real property shall be deemed a fixture or part of that real property, which declaration shall be irrevocable, without Lessor's consent.

         (c) Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with any applicable law, rule or regulation shall be made by Lessee at the expense of Lessee.

VII.      STIPULATED LOSS VALUE AND CASUALTY OCCURRENCE:

         On and after the Basic Term Commencement Date, Lessee shall promptly and fully notify Lessor in writing if any unit of Equipment shall be or become lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (each such occurrence being hereinafter called a "CASUALTY OCCURRENCE"). On the later of the Rent Payment Date next succeeding a Casualty Occurrence or ninety (90) days after such Casualty Occurrence (the "PAYMENT DATE"), Lessee shall either (as selected by Lessee if no Default or Potential Default has then occurred, or if a Default or Potential Default has occurred, as selected by Lessor, except that in that case Lessee may be required to make replacement in accordance with
(a) below only with Lessee's consent):

         (a) execute and deliver a purchase order to replace within a reasonable period of time the unit of Disbursement Equipment or Equipment having suffered the Casualty Occurrence with equipment having an equal or greater value and utility, free and clear of all Liens, other than any Permitted Lien, and shall deliver to Lessor an assignment of that purchase order in form satisfactory to Lessor, an Equipment Schedule, such Uniform Commercial Code financing statements or statements of amendment and such other documents, instruments, filings and certificates as reasonably may be requested by Lessor with respect to any replacement Disbursement Equipment or Equipment, or otherwise in accordance with the provisions of Section V(d) hereof; or

         (b) pay Lessor the sum of (i) the Stipulated Loss Value of such unit calculated in accordance with Annex D of the Equipment Schedule as of the Rent Payment Date next preceding the date of such payment; (ii) all rental and other amounts which are due hereunder as of the Payment Date; and (iii) the Break Amount. For purposes hereof, "BREAK AMOUNT" shall mean the amount of any loss or expense incurred by Lessor or any Participant relating in any way to its funding of this Lease on a LIBOR Rate basis as a result of the moneys paid pursuant to this Paragraph (b) on a date that is not a Rent Payment Date, and to pay Lessor or that Participant, as the case may be, as liquidated damages for any such loss or expense, an amount (discounted to the present value in accordance with standard financial practice at a rate equal to the Treasury Yield) equal to interest computed on the moneys paid pursuant to this Paragraph (b) from the payment date thereof to the next Rental Payment Date at a rate equal to the difference of the contract LIBOR Rate less the Treasury Yield, all as determined by Lessor or that Participant, as the case may be, in its reasonable discretion. Determinations by Lessor and each Participant for purposes hereof shall be conclusive, absent manifest error. "TREASURY YIELD" means the annual yield on direct obligations of the United States of America having a principal amount and maturity similar to that of the amount being paid. Upon payment of all sums due hereunder, the Term of this Lease as to such unit shall terminate and (except in the case of the loss, theft or complete destruction of such unit) Lessor shall be entitled to recover possession of such unit.

VIII.     LOSS OR DAMAGE:

         Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever (a) from the time the Equipment is shipped to Lessee, and (b) with respect to any Disbursement Equipment, from the time that Lessee is obligated to do so under the terms of the Purchase Order relating to that item of Disbursement Equipment.

IX.       INSURANCE:

         Lessee agrees, at its own expense, to keep all Disbursement Equipment and Equipment insured for such amounts, and with deductible amounts, as specified in Paragraph D of the applicable Schedule and against such hazards as Lessor may reasonably require, including, but not limited to, insurance for damage to or loss of such Disbursement Equipment and Equipment ("CASUALTY INSURANCE") and liability coverage for personal injuries, death or property damage, with Lessor named as additional insured and with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor. In the event that any of such insurance policies referred to in this Section IX shall now or hereafter provide coverage on a "claims-made" basis, Lessee shall continue to maintain such policies in effect for a period of not less than three
(3) years after the expiration of the Term. The provisions of co-insurance clauses in Lessee's insurance policies shall not be in effect.

Except as expressly provided otherwise in the second succeeding sentence, Lessee hereby appoints Lessor as Lessee's exclusive attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. Lessee may make adjustments with insurers (a) so long as no Default or Potential Default exists, with respect to claims for damage to any unit of Equipment where the repair or replacement costs do not exceed Five Hundred Thousand Dollars ($500,000), or (b) with Lessor's prior written consent. Said policies shall provide that the insurance may not be altered or cancelled by the insurer until after thirty (30) days prior written notice to Lessor. Provided that no Default or Potential Default has then occurred and is continuing, upon receipt of evidence reasonably satisfactory to Lessor that repairs are being or have been made to the Disbursement Equipment or the Equipment or that the Disbursement Equipment or Equipment is being or has been replaced, as the case may be, Lessor, at Lessee's option, will apply any insurance proceeds received by Lessor on account of such loss to the cost of such repairs or replacement then having been made or, if on or after the Basic Term Commencement Date a Casualty Occurrence has then occurred hereunder with respect thereto, to Lessee's obligation to pay the Stipulated Loss Value in accordance with Section VII(b) hereof. During the existence of a Default or Potential Default, Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Disbursement Equipment or Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor hereunder. So long as no Default or Potential Default exists and all amounts then due and owing to Lessor under this Lease have been paid, any insurance proceeds remaining after the repair or replacement of the damaged Disbursement Equipment or Equipment, or after the application of insurance proceeds, in the case of Disbursement Equipment, to all amounts disbursed by Lessor in respect of that Disbursement Equipment plus all accrued and unpaid Interim Rent due in respect of that Disbursement Equipment, and in the case of Equipment, to the Capitalized Lessor's Cost in respect of that Equipment, will be made available to Lessee.

X.        RETURN OF EQUIPMENT:

         (a) Upon the expiration or termination of the Term of this Agreement, unless Lessee shall have exercised its renewal option pursuant to Section XVIII(b) hereof, or its purchase option pursuant to Section XVIII(d) hereof, Lessee shall promptly, at its own cost and expense: (i) perform any testing and repairs required to place the affected units of Equipment in Materially the same condition as when received by Lessee (reasonable wear and tear excepted) and in good working order for their originally intended purpose; (ii) if deinstallation, disassembly or crating is required, cause such units to be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor; and (iii) return such units, free and clear of all Liens (except for Permitted Liens arising pursuant to clause (1) of Section V(c) hereof), to a location within the continental United States of America as Lessor shall direct. Lessee acknowledges and agrees to the provisions set forth in Annex F to the Equipment Schedule.

         (b) Until Lessee has paid all moneys due Lessor under Section XVIII(c), Lessee's Rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the Term. Lessor may terminate such continued leasehold interest upon ten
(10) days' prior written notice to Lessee. In addition to the Interim Rents and Rents, Lessor shall have all of its other rights and remedies available as a result of Lessee's failure to perform or observe those obligations.

XI.       DEFAULT:

     (a) The occurrence of any of the following shall constitute a default ("DEFAULT") under this Agreement:

                  (i) If any Rent or Interim Rent or any other amount due Lessor or any Participant shall not be paid in full promptly when the same becomes due and payable and shall remain unpaid for five (5) consecutive days thereafter or, if earlier, on the expiration of the Term,

                  (ii) If any representation, warranty or statement made in this Agreement or in any Schedule or any other Document or any other certificate, report, notice or other writing delivered to Lessor in respect of this Agreement shall be false or erroneous in any Material respect when made or deemed made,

                  (iii) If Lessee fails to perform or observe (1) any of its obligations in Section IX or Section XXIII or Section XXIV, (2) any of its obligations under the Assignment of Purchase Orders or any other Document or B.
W. Alloy, Ltd. shall fail to perform or observe any of its obligations under the Assignment of Purchase Orders or any other Document to which it is a party, or
(3) or any of its other obligations in this Agreement (other than those referred to in clauses (i) and (iii)(1) and (iii)(2) above) and that failure shall not have been fully corrected within thirty (30) days after the giving of written notice to Lessee by Lessor that it is to be remedied, provided, however, if during that thirty-day period Lessee shall commence corrective action that, if begun and prosecuted with due diligence, cannot be completed within a period of thirty (30) days, then that thirty-day period shall be extended, but not more than an additional forty (40) days, to the extent necessary to enable Lessee to diligently complete that corrective action,

                  (iv) If, in respect of any existing or future Indebtedness for Borrowed Money (regardless of maturity) or Funded Indebtedness now owing or hereafter incurred by Lessee or any Subsidiary of Lessee, there should occur or exist under its original provisions (except for any amendment made prior to the date of this Agreement but without giving effect to any amendment, consent or waiver after the date of this Agreement) any event, condition or other thing which constitutes, or which with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates (or permits any creditor or creditors or representative thereof to accelerate) the maturity of any Indebtedness for Borrowed Money or Funded Indebtedness; or if any Indebtedness for Borrowed Money (regardless of maturity) or Funded Indebtedness (other than any payable on demand) shall not be paid in full at its stated maturity; or if any Indebtedness for Borrowed Money or Funded Indebtedness payable on demand shall not be paid in full on demand therefor,

                  (v) If (a) any Subsidiary of Lessee shall commence any Insolvency Action of any kind or admit (by answer, default or otherwise) the Material allegations of, or consent to any relief requested in, any Insolvency Action of any kind commenced against that Subsidiary by its creditors or any thereof, or (b) any creditor or creditors shall commence against that Subsidiary any Insolvency Action of any kind which shall remain in effect (neither dismissed nor stayed) for thirty (30) consecutive days,

                  (vi) If (a) Lessee shall discontinue operations, or (b) Lessee shall commence any Insolvency Action of any kind or admit (by answer, default or otherwise) the Material allegations of, or consent to any relief requested in, any Insolvency Action of any kind commenced against Lessee by its creditors or any thereof, or (c) any creditor or creditors shall commence against Lessee any Insolvency Action of any kind which shall remain in effect (neither dismissed nor stayed) for thirty (30) consecutive days,

                  (vii) If any person or group of persons acting in concert shall beneficially own more than twenty percent (20%) of Lessee's outstanding voting capital stock except that this subsection shall not apply to any person who, with the associates and affiliates of that person, is the record and beneficial owner of not less than five percent (5%) of Lessee's outstanding voting capital stock at the date of this Agreement,

                  (viii) If any Equipment is illegally used, or if an Event of Default shall have occurred under or in respect of the Credit Agreement,

                  (ix) One or more judgments for the payment of money (excluding any judgment that is insured by an insurance carrier that has acknowledged in writing, in form and substance satisfactory to Lessor, its liability for the full amount of that judgment) shall have been entered against Lessee or any of its Subsidiaries which judgment or judgments exceed Five Million Dollars ($5,000,000) in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of forty-five (45) consecutive days,

                  (x) This Agreement or any Schedule or any Assignment of Purchase Orders or other Document or term or provision hereof or thereof shall cease to be in full force and effect, or Lessee shall purport to terminate (except in accordance with the terms thereof), repudiate, declare voidable or void or otherwise contest, this Agreement or any Schedule or any Assignment of Purchase Orders or any other Document or term or provision hereof or thereof or any obligation or liability of Lessee hereunder or thereunder, or

                  (xi) Lessee shall abandon the construction or operation of the Elmore Project, or the construction of the Elmore Project is not substantially completed by the Basic Term Commencement Date, or the Elmore Project is not in operation and producing product in commercially saleable quantities by June 15, 1999.

     (b) Upon the occurrence of a Default

                  (i) other than a Default described in Paragraph (a)(v) or
(a)(vi) above, and in addition to all other rights and remedies which Lessor may have, at law, in equity or otherwise, Lessor may, by written notice to Lessee declaring a Default, require Lessee, or

                  (ii) described in Paragraph (a)(v) or (a)(vi) above, and in addition to all other rights and remedies which Lessor may have, at law, in equity or otherwise, a Default shall automatically be deemed declared and without presentment, demand, protest or notice of any kind, all of which are hereby waived, Lessee shall, forthwith pay to Lessor (A) as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated in accordance with Annex D to the applicable Schedule as of the Rent Payment Date next preceding the declaration of acceleration or the acceleration, as the case may be), or during the Interim Lease Period, an amount equal to all funds disbursed by Lessor in respect of Disbursement Equipment, and (B) all accrued and unpaid Interim Rents and all Rents and other sums then due hereunder. Upon receipt by Lessor of all moneys described in the preceding sentence, Lessor agrees, upon Lessee's reasonable request and at Lessee's expense, to execute any instrument necessary to evidence Lessee's ownership of the Equipment, including a bill of sale. If Lessee fails to pay the amounts specified in the preceding sentence, then, at the request of Lessor, Lessee shall comply with the provisions of Section X hereof, and for purposes of this Section XI(b), all references to Equipment shall be deemed to include any Disbursement Equipment to the extent of Lessee's interest therein. Lessee hereby authorizes Lessor to enter, with or without legal process, any premises where any Equipment is located and take possession thereof. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment; and Lessor may use Lessee's premises (or Lessee will assign in good faith its right to permit the use of any premises where any of the Equipment is located, as applicable) for any or all of the foregoing without liability for rent, costs, damages or otherwise. The proceeds of any sale, lease (including any rentals, whether under any Sublease or otherwise, accruing and received in good and indefeasible funds after a Default) or other disposition, if any, of any Collateral shall be applied in the following order of priorities:
(1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of any Collateral; then, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages pursuant to the first sentence of this Section XI(b); and (4) any surplus shall be paid to Lessee.

Lessee shall pay any deficiency in clauses (1) and (2) upon demand of Lessor. Lessee hereby agrees to use its reasonable efforts after a Default to cause any sublessee under a Sublease or any party having an interest in the premises at which the Equipment is located to permit Lessor to have a period of twelve (12) months in which to sell the Equipment at any such site. During such period, Lessee shall continue to insure and maintain the Equipment as provided herein and shall provide Lessor and its authorized representatives and prospective purchasers access to the Equipment for remarketing purposes in accordance with
Section IV(c). The parties acknowledge and agree that the second preceding sentence shall not in any manner restrict Lessor's right to sell the Equipment off site from the Equipment Locations, at any time after the occurrence of a Default hereunder.

         (c) In addition to the foregoing rights, after a Default Lessor may terminate the lease as to any or all of the Equipment, and in the event of a Default described in Paragraph (a)(v) or (a)(vi) in this Section XI prior to the Basic Term Commencement Date, the Lease shall automatically terminate as to all of the Equipment and Disbursement Equipment and any obligation of Lessor to fund disbursements under Section XXVI shall automatically terminate.

         (d) The foregoing remedies are cumulative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. To the extent permitted by law, Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. If permitted by law, Lessee shall pay reasonable attorneys' fees actually incurred by Lessor in enforcing the provisions of this Lease and any ancillary documents. Waiver of any Default or Potential Default shall not be a waiver of any other or subsequent Default or Potential Default.

XII.      ASSIGNMENT:

         (a) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR HYPOTHECATE ANY DISBURSEMENT EQUIPMENT OR EQUIPMENT OR THE INTEREST OF LESSEE HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. Notwithstanding the foregoing, Lessee may sublease specific items of the Equipment to any Subsidiary or Affiliate of Lessee or, with the prior written consent of Lessor, which will not be unreasonably withheld, any other Person subject to the following terms and conditions:

         (1) each sublease or rental agreement in respect of any Equipment (a "Sublease") must be in writing, must be in form and substance reasonably satisfactory to Lessor, and must contain a provision pursuant to which that Sublease may not be amended or modified without the prior written consent of Lessor, which will not be unreasonably withheld;

         (2) no Sublease shall extend beyond the Maximum Lease Term;

         (3) Lessee shall maintain in its possession an original executed copy of each and every Sublease, and shall stamp the original executed copy of each Sublease in its possession promptly upon execution thereof with a legend reading: "This Agreement has been assigned for collateral security purposes to, and is subject to a security interest in favor of, National City Bank, for itself and as agent for certain participants";

         (4) the Equipment subject to the Sublease must remain located at the Equipment Location (specified in the applicable Schedule), or with the prior written approval of Lessor, at any other location within the continental United States of America, and if that Equipment is moved to another location, Lessee shall provide to Lessor within fifteen (15) days after the end of each quarter, a report that discloses the location of that Equipment; and

         (5) Lessee shall, and shall cause any sublessee to, execute and deliver such instruments (including Uniform Commercial Code financing statements or such other instruments necessary to create and protect Lessor's security and other interests in the Equipment) as may be reasonably requested by Lessor in connection with any Sublease.

No subleasing by Lessee will reduce any of the obligations of Lessee hereunder or the rights of Lessor hereunder, and all of the obligations of Lessee hereunder shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety. Lessee promptly shall reimburse Lessor for all expenses incurred by Lessor in connection with any Sublease.

         (b) Lessor may, with the consent of Lessee (which consent will not be unreasonably withheld), assign this Agreement or any Schedule, or the right to enter into any Schedule or sell a participation interest in this Agreement or any Schedule in an amount not less than five million dollars ($5,000,000); provided that no consent of Lessee is necessary if the assignment or participation is to be made or granted to an Affiliate of Lessor or to an existing Participant. Lessee agrees that it will pay all Rent and other amounts payable under each Schedule to Lessor named therein; provided, however, if Lessee receives written notice of an assignment permitted hereby from Lessor, Lessee will pay all Rent and other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Each Schedule, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and Lessor named therein or its assignee shall have all rights as "Lessor" thereunder separately exercisable by such named Lessor or assignee as the case may be, exclusively and independently of Lessor or any assignee with respect to other Schedules executed pursuant hereto. Without limiting the generality of the foregoing, the grant of security interest in
Section XVII(b) hereof shall, as it relates to the Equipment or Disbursement Equipment leased under each Schedule (and to the proceeds and other Collateral referred to in Section XVII(b)), be deemed to have been granted solely to Lessor named therein, or to its assignee, as applicable and such Equipment and Disbursement Equipment (and other related Collateral) shall not be deemed to collateralize Lessee's obligations under any of the Schedules to which such named Lessor or assignee, as the case may be, is not a party. Lessee further agrees to confirm in writing receipt of a notice of assignment as reasonably may be requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment, claim or counterclaim which Lessee has or may at any time have against Lessor or any other person for any reason whatsoever.

         (c) Lessee acknowledges that it has been advised that National City Bank is acting hereunder for itself and as agent for certain third parties (each being herein referred to as a "PARTICIPANT" and, collectively, as the "PARTICIPANTS"); that the interest of Lessor in this Agreement, the Schedules, related instruments and documents and/or the Equipment and Disbursement Equipment may be conveyed to, in whole or in part, and may be used as security for financing obtained from, one or more third parties, subject to the provisions of (b) above (the "SYNDICATION"). Lessee agrees reasonably to cooperate with Lessor in connection with the Syndication, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgments as reasonably may be required by Lessor or such Participant.

         (d) Anything to the contrary set forth herein notwithstanding, no assignee or Participant hereunder shall be a direct competitor of Lessee or an Affiliate of such a competitor. As used herein, "AFFILIATE" shall mean any person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

         (e) Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the permitted successors and assigns of the parties hereto.

         (f) Lessor, and any assignee or Participant by virtue of obtaining an interest herein, hereby agrees to keep confidential (i) any manufacturing procedures and processes and other trade secrets of Lessee and (ii) any other manufacturing information of Lessee designated by it as confidential, provided that the foregoing shall not preclude Lessor from furnishing any trade secret or other information (i) as may be required by order of any court or requested by any governmental agency, (ii) to any actual or prospective assignee of its rights arising out of or in connection with this Agreement or actual or prospective Participant, so long as such prospective assignee or Participant to whom disclosure is made agrees to be bound by the provisions of this Section XII(f), (iii) to anyone if it shall have been already publicly disclosed (other than in contravention of this Section XII(f)), (iv) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or applicable law, and (iv) to its legal counsel, auditors and accountants.

XIII.     NET LEASE; NO SET-OFF, ETC.:

         This Agreement is a net lease. Lessee's obligation to pay Rent, Interim Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, Rent, Interim Rent or other amounts due hereunder, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict liability in tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. This Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment or Disbursement Equipment from any cause whatsoever. It is the intention of the parties that Rents, Interim Rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

XIV.      INDEMNIFICATION:

         (a) Lessee hereby agrees to indemnify, save and keep harmless Lessor, the Participants, their agents, employees, successors and assigns, from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including court costs and reasonable legal expenses, of whatsoever kind and nature, in contract or tort, and including, but not limited to, Lessor's strict liability in tort, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment or Disbursement Equipment, the ownership of Equipment or Disbursement Equipment during the Term, and the delivery, lease, possession, maintenance, use, condition, return or operation of the Equipment or Disbursement Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage), (ii) the condition of Equipment or any Disbursement Equipment sold or disposed of after use by Lessee, any sublessee or any employee of Lessee, or (iii) the failure of Lessee to perform or observe any obligation under this Agreement or any other Document, or otherwise in respect of any Equipment or Disbursement Equipment or Document. Lessee shall, at its expense and upon request of Lessor, defend any actions based on, or arising out of, any of the foregoing with counsel reasonably satisfactory to Lessor. Lessee shall reimburse any indemnified party for any amounts expended by it in connection with any of the foregoing or pay such amounts directly within five (5) days after the date Lessor sends notice to Lessee requesting payment thereof.

         (b) Notwithstanding the foregoing Paragraph (a), in the event any action described in Paragraph (a) is based on or involves exposure to beryllium particles, then Lessee shall have the right, at its expense and upon notice to the indemnified party, to assume the defense of that action with counsel reasonably satisfactory to that indemnified party. In any such action, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless Lessee and the indemnified party shall have mutually agreed in writing to the retention of such counsel.

         (c) All of Lessor's rights, privileges and indemnities contained in this Section shall survive the expiration or other termination of this Agreement and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by, Lessor and its successors and permitted assigns.

XV.       NO WARRANTY; DISCLAIMERS:

         LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT AND DISBURSEMENT EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSEE ACCEPTS ALL EQUIPMENT ON AN AS IS, WHERE IS BASIS. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT OR DISBURSEMENT EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment or Disbursement Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or Disbursement Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or
(iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment or Disbursement Equipment. If, and so long as, no Default under this Agreement has occurred, Lessee shall be, and hereby is, authorized during the Term to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor or Lessee or both, as their interests may appear, whatever claims and rights Lessor may have against any supplier of the Equipment or Disbursement Equipment.

XVI.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE:

         Lessee hereby represents, warrants and covenants to Lessor that on the date hereof and on the date of execution of each Schedule:

         (a) Lessee has adequate power and authority to enter into, and perform and observe its obligations under, this Agreement, each Schedule, each Assignment of Purchase Orders to which it is a party and all other agreements, instruments, documents and other writings related to this Agreement (collectively, the "DOCUMENTS"). Lessee is a duly organized and validly existing Ohio corporation in good standing. Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located except where failure to be so qualified would not have a Material adverse effect on the financial condition of Lessee or on the ability of Lessee to perform and observe its obligations under this Agreement.

         (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws or under general principles of equity.

         (c) No approval, consent, license, registration, or withholding of objection is required from any governmental authority or instrumentality with respect to the execution and delivery by Lessee of any of the Documents, or the performance or observance by Lessee of any of its obligations under the Documents, including, without limitation, the use and operation of the Equipment.

         (d) The execution and delivery by Lessee of any of the Documents, and the performance or observance by Lessee of any of its obligations under the Documents, will not: (i) violate any judgment, order, law or regulation applicable to Lessee or any of its properties, or violate any provision of Lessee's articles of incorporation, charter or code of regulations or by-laws; or (ii) result in any breach of or constitute a default under, or result in the creation of any Lien upon any Equipment or any Disbursement Equipment pursuant to, any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party or by which any of its properties is bound.

         (e) There is no litigation or proceeding pending or threatened in court or before any commission, board, other administrative agency, or arbitrator against or affecting Lessee or any of its properties, which if successful might have a Material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement or have a Material adverse effect on Lessee.

         (f) The Equipment or Disbursement Equipment, as the case may be, accepted under any Certificate of Acceptance is and at all times will remain tangible personal property.

         (g) Lessee has delivered to Lessor Lessee's annual audit report (including, without limitation, all financial statements therein and notes thereto and the accompanying accountants' certificate) prepared as at December 31, 1995, and annual audit reports for each of Lessee's two (2) next preceding fiscal years (each having been certified by Ernst & Young LLP) and Lessee's unaudited interim financial statements prepared as of September 30, 1996. Each of the financial statements referred to in the preceding sentence has been prepared in accordance with GAAP applied on a basis consistent with those used by it during its then next preceding full fiscal year except to the extent, if any, specifically noted therein and fairly presents in all Material respects (subject to routine year end audit adjustments in the case of the unaudited financial statements) the consolidated financial condition of Lessee and its Subsidiaries as of the date thereof (including a full disclosure of Material contingent liabilities, if any) and the consolidated results of their operations, if any, for the fiscal period then ended. There has been no Material adverse change in the financial condition, properties or business of Lessee and its Subsidiaries viewed on a consolidated basis since December 31, 1995 nor any change in their accounting procedures or fiscal year since the end of Lessee's latest full fiscal year covered by those statements.

         (h) The Equipment will at all times be used for commercial or business purposes. No portion of the Acquisition Cost or any other expense in respect of any Equipment will be paid with proceeds of the Port Authority Bonds or the proceeds of the State Loan. No provision of any Purchase Order may be amended, modified or waived without the prior written consent of Lessor, which consent may not be unreasonably withheld. There are no Liens on any of the real property that constitutes a portion of the Elmore Project, except for a leasehold mortgage on the property described in the Port Authority Lease securing the payment and performance of the Port Authority Bonds and the State Loan.

         (i) The operations of Lessee and its Subsidiaries are in full compliance with all Material requirements imposed by law, whether federal, state or local, and whether statutory, regulatory or other, including (without limitation) all occupational safety and health laws and zoning ordinances, but excluding Environmental Laws. Each of Lessee and each of its Subsidiaries is in compliance in all Material respects with all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which it owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against Lessee or any of its Subsidiaries, or any real property in which any of them holds or has held an interest or which is or has been operated by any of them, and no investigation or inquiry which would subject Lessee or any Subsidiary to any liability under any Environmental Law by any governmental agency or authority, individual or other person or entity is pending or, to the best knowledge of any of them, threatened against any of them, or any real property in which any of them holds or has held an interest or which is or has been operated by any of them. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which Lessee or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law or which would subject Lessee or any of its Subsidiaries to any liability under any Environmental Law, which violation or liability, together with other outstanding liabilities of Lessee and its Subsidiaries in respect of Environmental Laws, would Materially and adversely affect the business, properties or financial condition of Lessee and it Subsidiaries viewed on a consolidated basis. Further, no release, threatened release or disposal of any hazardous substance is occurring, or has occurred, on, under or to any real property in which Lessee or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law which violation or liability, together with other outstanding liabilities of all of them in respect of Environmental Laws, would Materially and adversely affect the business, properties or financial condition of Lessee and its Subsidiaries viewed on a consolidated basis. As used in this subsection,

"litigation or proceeding" means any Material demand, claim, notice, suit, suit in equity, action or administrative action whether brought by any governmental agency or authority, individual or other person or entity or otherwise.

         (j) No Material Accumulated Funding Deficiency exists in respect of any of the Pension Plans of Lessee or any of its Subsidiaries. No Reportable Event has occurred in respect of any such Pension Plan which is continuing and which constitutes grounds either for termination of the plan or for court appointment of a trustee for the administration thereof.

         (k) Lessee is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         (l) Lessee and each of its Subsidiaries has filed all federal, state and local tax returns which are required to be filed by it and paid all taxes due as shown thereon (except to the extent, if any, permitted by Section XXIV(a)). The Internal Revenue Service has audited (or the relevant limitations period has expired with respect to) Lessee's tax returns through the year ended December 31, 1988 and the Internal Revenue Service has not alleged any Material default by Lessee in the payment of any tax Material in amount or threatened to make any assessment in respect thereof which has not been reflected in the Financial Statements.

         (m) Lessee has not changed within the six (6) months preceding the date of this Agreement (i) the name or identity of Lessee or its corporate structure, by reorganization or otherwise, or (ii) the address of Lessee referred to in the following sentence. As of the date hereof, the chief place of business and chief executive office of Lessee are located at 17876 St. Clair Avenue, Cleveland, Ohio 44110.

VII.     OWNERSHIP FOR TAX PURPOSES; GRANT OF SECURITY INTEREST; USURY
         SAVINGS:

         (a) Lessor and Lessee intend that for federal, state and local tax purposes, including, without limitation, personal property taxes, Lessor will treat Lessee as the owner of the Equipment and any Disbursement Equipment (to the extent of its interest therein). Accordingly, Lessor agrees (i) to treat Lessee as the owner of the Equipment and Disbursement Equipment (to the extent of its interest therein) on its federal, state and local tax returns, (ii) not to take actions or positions inconsistent with such treatment on or with respect to its federal, state and local tax returns, and (iii) not claim any tax benefits available to an owner of the Equipment or Disbursement Equipment on or with respect to its federal, state and local tax returns, all so long as legally permissible; the foregoing undertakings by Lessor shall not be violated by Lessor's taking a tax position through inadvertence so long as such inadvertent tax position is reversed by Lessor promptly upon its discovery. Lessor shall in no event be liable to Lessee if Lessee fails to realize any of the tax or accounting benefits available to the owner of the Equipment or Disbursement

Equipment, unless (x) Lessor has breached its undertakings set forth in the second sentence of this Section XVII(a), and (y) such breach is the direct cause of Lessee's failure to secure any such benefits.

         (b) In order to secure the prompt payment of the Rent, Interim Rent and all of the other amounts from time to time outstanding under and with respect to the Schedules, and the performance and observance by Lessee of all the agreements, covenants and provisions of the Schedules (including, without limitation, all of the agreements, covenants and provisions of this Lease that are incorporated herein), this Agreement and the other Documents, Lessee hereby grants to Lessor a first priority security interest in all of its right, title and interest in and to, and assigns to Lessor for collateral security purposes all of Lessee's right, title and interest in and to, the following, whether now owned or hereafter existing and wherever located (the "COLLATERAL"): (1) the Equipment and Disbursement Equipment described in the Schedules, together with all additions, attachments, improvements, accessories and accessions thereto whether or not furnished by the Vendor of the Equipment and any and all substitutions, replacements or exchanges therefor, in each such case in which Lessee shall from time to time acquire an interest and in each case only from and after the date on which attached to the Equipment or Equipment substituted, replaced or exchanged for the Equipment; (2) any Sublease of any of the Equipment and all extensions and renewals thereof, and all rentals and other sums due, now or hereafter, thereunder; (3) to the extent the Equipment or Disbursement Equipment covered by this Agreement may constitute or be deemed to be Lessee's inventory (solely to such extent, the "INVENTORY"), such Inventory;
(4) all Purchase Orders and general intangibles and contract rights in respect of the Purchase Orders and the Equipment or Disbursement Equipment and the maintenance, use and operation thereof (including, without limitation, all rights of Lessee to receive monies due and to become due under or pursuant to any Purchase Orders or such general intangibles and contract rights and all of the rights of Lessee to terminate, and to perform, compel performance and otherwise exercise all remedies under, such Purchase Orders, general intangibles and contract rights); (5) all documents, books and records in respect of Equipment, Disbursement Equipment and Inventory; and (6) all cash and noncash proceeds and products of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described in clauses
(1) through (5) above) and all payments under any insurance (whether or not Lessor is the loss payee thereof), indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. After a Default hereunder, Lessor may notify any sublessee of the Equipment to pay directly to Lessor all rentals and other sums accrued and payable after such Default, or to become payable, under the applicable Sublease, and Lessee hereby authorizes and directs any such sublessee to pay such sums to Lessor upon the giving of such notice. If, after the occurrence of a Default and the giving of such notice by Lessor, any remittance with respect to any Sublease of the Equipment is received by Lessee, such remittances immediately will be delivered to Lessor endorsed to the order of Lessor and, to the extent any such remittance is for an amount in excess of the sum payable pursuant to any Sublease for the use or operation of the Equipment, such excess amount promptly shall be remitted by Lessor to Lessee. If the remittance is in a form which precludes an endorsement, Lessee shall hold all such funds in trust for Lessor and immediately pay the amount of the remittance to Lessor. Lessee hereby appoints Lessor its attorney-in-fact to negotiate any remittance which is received by Lessor from any sublessee with respect to any Sublease of the Equipment after a Default has occurred, and which is made payable to Lessee.

         (c) It is the intention of the parties hereto to comply with any applicable usury laws to the extent that any Schedule is determined to be subject to such laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in any Schedule or this Lease, in no event shall any Schedule require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under any Schedule or this Lease, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under any Schedule or this Lease shall exceed the maximum amount of interest permitted by applicable law, then in such event (1) the provisions of this paragraph shall govern and control, (2) neither Lessee nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Lessee, if no Default or Potential Default exists, at the option of Lessee, and if a Default or Potential Default exists, at the option of Lessor, and (4) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under any Schedule or this Lease which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Lessee or otherwise by Lessor in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lessor to receive a greater interest per annum rate than is presently allowed, Lessee agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America (but not in excess of the interest rate contemplated hereunder).

         (d) Lessee shall notify Lessor in writing at least forty-five (45) days prior to any change in the name or corporate structure of Lessee. Lessee shall keep its chief place of business and chief executive office, at the location therefor specified in Section XVI(m), or upon forty-five (45) days' prior written notice to Lessor, at such other location in a jurisdiction in which all actions reasonably required by Lessor to protect its interest in the Collateral have been taken.

XVIII.    END OF LEASE OPTIONS:

         Provided that no Default or Potential Default has occurred under this Agreement, Lessee shall have the option, upon the expiration of the Term, to return, or to purchase, or to renew the Term of this Agreement with respect to, all (but not less than all) of the Equipment leased under all Schedules executed hereunder upon and subject to the following terms and conditions.

         (a)      [Intentionally omitted]

         (b) Renewal. So long as Lessee shall not have exercised its option to return the Equipment or its purchase option pursuant to this Section, Lessee shall have the option, upon the expiration of the Basic Term of the first Schedule to be executed under this Agreement, or upon the expiration of each Renewal Term (excluding the seventh Renewal Term), to renew the Agreement with respect to all, but not less than all, of the Equipment leased under all Schedules executed hereunder for a Renewal Term at the Renewal Term Rent.

         (c) Return. So long as Lessee shall not have exercised its option to renew the Agreement or its purchase option pursuant to this Section, Lessee shall have the option, upon the expiration of the Term, to return all (but not less than all) of the Equipment described on all Schedules executed hereunder, to Lessor upon the following terms and conditions: If Lessee desires to exercise this option, Lessee shall (i) pay to Lessor on the last day of the Term with respect to each individual Schedule, in addition to the scheduled Rent then due on such date and all other sums then due hereunder, a terminal rental adjustment amount equal to the Fixed Purchase Price of such Equipment, and (ii) return the Equipment to Lessor in accordance with Section X hereof. Thereafter, upon return of all of the Equipment described on all Schedules executed hereunder, Lessor and Lessee shall arrange for the commercially reasonable sale, scrap or other disposition of the Equipment. Upon satisfaction of the conditions specified in this Paragraph (c), Lessor will transfer, on an AS IS, WHERE IS BASIS, without recourse or warranty, express or implied, of any kind whatsoever, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as the condition of such Equipment and other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in the Equipment free and clear of any Liens created by Lessor). Lessor, at Lessee's expense, shall execute and deliver to Lessee such Uniform Commercial Code statements of termination and any other documents as reasonably may be requested by Lessee in order to terminate any interest of Lessor in and to the Equipment. Upon the sale, scrap or other disposition of the Equipment contemplated by this Section XVIII(c), Lessor shall promptly thereafter pay to Lessee an amount equal to the Residual Risk Amount (as specified in the Equipment Schedule or Equipment Schedules, as the case may be) of the Equipment (less all reasonable costs, expenses and fees, including storage, reasonable and necessary maintenance and other remarketing fees incurred in connection with the sale, scrap, or disposition of such Equipment as described in writing to Lessee) plus all proceeds, if any, of such sale, scrap or other disposition in excess of the applicable Residual Risk Amount of the Equipment and applicable taxes, if any. In the event that the proceeds of such sale, scrap or other disposition of such Equipment are less than the applicable Residual Risk Amount of that Equipment and applicable taxes, if any (for purposes of this Paragraph, a "shortfall"), Lessor shall also pay to Lessee an amount equal to the shortfall multiplied by .07095 multiplied by a fraction, the numerator of which is equal to the number of days from and including the expiration of the Term to, but excluding, the date of such sale, scrap or other disposition and the denominator of which is equal to 360. If the sale, scrap or disposition of any Equipment has not occurred within twelve (12) months after the expiration of the Term, then at Lessee's option, to be exercised by notice to Lessor within thirty (30) days after the end of that twelve-month period, Lessor agrees (i) to pay promptly to Lessee an amount equal to the Residual Risk Amount (as specified in the Equipment Schedule or Equipment Schedules, as the case may be) of that Equipment plus interest thereon in an amount equal to that Residual Risk Amount multiplied by .07095 multiplied by a fraction, the numerator of which is equal to the number of days from and including the expiration of the Term to, but excluding, the date such amount is paid and the denominator of which is equal to 360 (less all reasonable costs, expenses and fees, including storage, reasonable and necessary maintenance and other remarketing fees incurred by Lessor as described in writing to Lessee), in which case Lessor thereafter shall be entitled to retain all proceeds from the sale, scrap or other disposition of that Equipment, or (ii) to transfer that Equipment to Lessee in full satisfaction of any obligation of Lessor to pay Lessee an amount equal to the Residual Risk Amount for that Equipment.

         (d) Purchase. So long as Lessee shall not have exercised its option to renew the Agreement or its option to return the Equipment pursuant to this Section, Lessee shall have the option, upon the expiration of the Term, to purchase all (but not less than all) of the Equipment described on all Schedules executed hereunder upon the following terms and conditions: If Lessee desires to exercise this option with respect to the Equipment, Lessee shall pay to Lessor on the last day of the Term with respect to each individual Schedule, in addition to the scheduled Rent (if any) then due on such date and all other sums then due hereunder, in cash the purchase price for the Equipment so purchased, determined as hereinafter provided. The purchase price of the Equipment shall be an amount equal to the Fixed Purchase Price of such Equipment (as specified on the Schedule), plus all taxes and charges upon such sale and all other reasonable and documented expenses incurred by Lessor in connection with such sale, including, without limitation, any such expenses incurred based on a notice from Lessee to Lessor that Lessee intended to return any such items of Equipment. Upon satisfaction of the conditions specified in this Paragraph, Lessor will transfer, on an AS IS, WHERE IS BASIS, without recourse or warranty, express or implied, of any kind whatsoever, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of such Equipment and other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in the Equipment free and clear of any Lien created by Lessor). Lessor shall execute and deliver to Lessee such Uniform Commercial Code statements of termination and any other documents as reasonably may be requested by Lessee in order to terminate any interest of Lessor in and to the Equipment.

         (e) Notice of Election. Lessee shall give Lessor and each Participant written notice of its election of the options specified in this Section not less than one hundred eighty (180) days nor more than three hundred sixty-five (365) days before the expiration of the Basic Term or any Renewal Term of the first Schedule to be executed under this Agreement. Such election shall be effective with respect to all Equipment described on all Schedules executed hereunder. If Lessee fails timely to provide such notice, without further action Lessee automatically shall be deemed to have elected (1) to renew the Term of this Agreement pursuant to Paragraph (b) of this Section if a Renewal Term is then available hereunder, or (2) to purchase the Equipment pursuant to Paragraph (d) of this Section if a Renewal Term is not then available hereunder.

XIX.      MISCELLANEOUS:

         (a) EACH OF LESSEE AND LESSOR HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LEASE, ANY OF THE OTHER DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR, OR BOTH. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE, ANY OTHER DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         (b) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment or Disbursement Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

         (c) All Equipment and Disbursement Equipment shall at all times remain personal property of Lessee regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof.

         (d) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith.

         (e) Lessee agrees, upon Lessor's reasonable request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor under this Agreement. Lessor shall, to the extent requested by Lessee and at Lessee's expense, cooperate with Lessee to allow Lessee to obtain the contemplated tax benefits of this Agreement, including, without limitation, the filing of any statement with respect to tax abatements or other requirements.

         (f) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement shall be in writing (including telexed and telecopied communication) and shall be sent by first-class mail, return receipt requested, or by nationally-recognized next-day courier, or by telex or telecopier (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated above or in accordance with the last unrevoked written direction from such party to the other party hereto, in all cases with postage or other charges prepaid; and all notices and other deliveries to any Participant shall be made to the address for that Participant most recently provided by Lessor in writing to Lessee. Any such properly given notice to Lessor or Lessee shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one (1) Business Day after delivery to a nationally-recognized next-day courier, or three (3) Business Days after deposit in the mail.

         (g) This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT, OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         (h) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. On and prior to the Basic Term Commencement Date, Lessor's obligations to fund and lease specific items of Equipment and Disbursement Equipment shall be conditioned upon Lessee providing to Lessor such information with respect to Lessee's financial condition as Lessor may reasonably require, and Lessor being satisfied that there shall have been no Material adverse change in the business or financial condition of Lessee from the date of execution hereof. The obligations of Lessee under Sections III, X, XIV, XIX(a), XIX(l) and XIX(m), those obligations of Lessee that accrue during the term of this Agreement, and obligations which by their express terms survive the termination of this Agreement, shall survive the termination of this Agreement.

         (i) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and expenses and obligations incurred or assumed by Lessor in effecting such compliance (together with interest thereon at the rate specified in Paragraph (j) of this Section) shall constitute additional Rent due to Lessor within five (5) days after the date Lessor sends written notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

         (j) Any Rent, Interim Rent or other amount not paid to Lessor when due hereunder (after any applicable grace period therefor) shall bear interest, both before and after any judgment or termination hereof, at the lesser of the Daily Lease Rate Factor then in effect plus two percent (2%) per annum or the maximum rate allowed by law.

         (k) Any provisions in this Agreement and any Schedule or other Document which are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto. Furthermore, if any provision in this Agreement or any Schedule or any other Document shall for any reason be or become illegal, void or unenforceable, that illegality, voiding or unenforceability shall not affect any other provision hereof or thereof.

         (l) Lessee agrees to pay on demand all reasonable costs and expenses incurred by Lessor in connection with the preparation, execution, delivery, filing, recording, amendment and administration of any of the Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lessor, and all costs and expenses, if any, in connection with the enforcement of any of the Documents. In addition, Lessee shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Documents and the other documents to be delivered under the Documents, and agrees to save Lessor harmless from and against any and all liabilities with respect to or resulting from any delay attributed to Lessee in paying or failing to pay such taxes and fees.

         (m) If there shall occur and be continuing any Default or if this Lease is terminated, Lessor and each Participant shall have the right at any time to set off against and to appropriate and apply toward the payment of the obligations of Lessee then owing, whether or not the same shall then have matured, any and all deposit balances then owing by Lessor or that Participant to or for the credit or account of the Companies or any thereof, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) and whether now or hereafter maintained, all without notice to or demand upon Lessee or any other person, all such notices and demands being hereby expressly waived.

XX.       CHOICE OF LAW; JURISDICTION

         (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT OR DISBURSEMENT EQUIPMENT EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, IN RESPECT OF ANY PARTICULAR PROPERTY, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF OHIO.

         (b) EACH OF LESSEE AND LESSOR HEREBY IRREVOCABLY AND
             UNCONDITIONALLY:

                  (i) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CUYAHOGA COUNTY, OHIO, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY SCHEDULE OR ANY DOCUMENT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL IMPAIR THE RIGHT OF LESSOR TO BRING PROCEEDINGS AGAINST LESSEE IN THE COURTS OF ANY OTHER JURISDICTION TO ENFORCE ANY INTEREST OR CLAIM IN RESPECT OF ANY ITEM OF EQUIPMENT OR DISBURSEMENT EQUIPMENT, IN WHICH CASE LESSEE SHALL HAVE NO RIGHT TO ASSERT ANY COUNTERCLAIM IF THE PROCEEDING IS IN ANY COURT LOCATED OUTSIDE OF CUYAHOGA COUNTY, OHIO; and

                  (ii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE PARTIES IN ACCORDANCE WITH SECTION XIX(f), AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

         (c) LESSEE HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES THAT ANY JUDICIAL PROCEEDING BY LESSEE AGAINST LESSOR OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY SCHEDULE OR ANY DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CUYAHOGA COUNTY, OHIO.

XXI.      CHATTEL PAPER:

         To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

XXII.     EARLY TERMINATION

         On or after the second anniversary of the date of this Agreement, Lessee may, so long as no Default or Potential Default hereunder has occurred and is continuing, terminate this Agreement as to all (but not less than all) of the Equipment described on all Schedules executed hereunder, as of a Rent Payment Date ("TERMINATION Date") upon at least thirty (30) days' prior written irrevocable notice to Lessor.

         (a) On the Termination Date, Lessee shall pay to Lessor in cash the purchase price for the Equipment, determined as hereinafter provided. The purchase price of the Equipment shall be an amount equal to the sum of (A) the Termination Value (calculated as of the Termination Date) for the Equipment, plus (B) all taxes and charges upon sale, plus (C) all Rent and other sums due and unpaid as of the Termination Date. Upon satisfaction of the conditions specified in this Paragraph (a), Lessor will transfer, on an AS IS, WHERE IS BASIS, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of such Equipment and other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in such Equipment free and clear of any Lien created by Lessor). Lessor shall execute and deliver to Lessee such Uniform Commercial Code statements of termination as reasonably may be required in order to terminate any interest of Lessor in and to the Equipment.

         (b) For the purposes of this Section XXII, the terms "expenses" and "charges upon sale" as used in Paragraph (a) shall include, without limitation, all reasonable legal fees, commissions, filing costs, administrative charges (as described below) and other charges incurred or payable by Lessor in connection with the transactions contemplated therein. Lessor agrees to provide Lessee with a written statement detailing such amounts if so requested by Lessee. Lessee acknowledges and agrees that it shall pay and otherwise be fully responsible for all such amounts.

XXIII.    GENERAL FINANCIAL STANDARDS:

         Lessee agrees that so long as this Agreement remains in effect and thereafter until all obligations of Lessee hereunder shall have been paid and performed in full, Lessee will observe each of the following:

         (a) Lessee will not suffer or permit the consolidated Tangible Net Worth of the Companies at any time to be less than one hundred seventy million six hundred ninety-six thousand dollars ($170,696,000) plus an amount equal to forty percent (40%) of the Company's annual earnings for the four fiscal quarters ending December 31, 1996 and each December 31 thereafter; provided, that if annual earnings for any fiscal year are a negative figure, the annual earnings for the fiscal year in question shall be treated as zero (0) for the purposes of this Paragraph (a).

         (b) Lessee will not suffer or permit the Companies' Funded Indebtedness at any time to exceed an amount equal to the Leverage Multiplier (as hereinafter defined) times the Companies' EBITDA for the four consecutive fiscal quarters most recently ended, all as determined on a consolidated basis. As used herein, "LEVERAGE MULTIPLIER" means (i) from the date of this Agreement to December 30, 1999, inclusive, 3.00, and (ii) on and after December 31, 1999, 2.75.

         (c) Lessee will not at any time suffer or permit the ratio of (a) the aggregate of the EBITDA of the Companies for the four consecutive fiscal quarters most recently ended, to (b) the aggregate Interest Expense of the Companies for that period, to be less than 5.00 to 1:00, all as determined on a consolidated basis.

         (d) Lessee will not suffer or permit the Funded Indebtedness of the Companies, at any time, to exceed an amount equal to the Required Multiplier (as hereinafter defined) times the sum of the Funded Indebtedness of the Companies plus the Tangible Net Worth of the Companies, all as determined on a consolidated basis. As used herein, "REQUIRED MULTIPLIER" means (i) from the date of this Agreement to December 31, 2000, inclusive, 0.50, and (ii) on and after January 1, 2001, 0.45.

XXIV.     COVENANTS

         Lessee agrees that so long as this Agreement remains in effect and thereafter until all obligations of Lessee hereunder shall have been paid and performed in full, Lessee will perform and observe, and will cause each Subsidiary of Lessee to perform and observe, each of the following provisions on their respective parts to be complied with, namely:

         (a)      Each Company will pay in full

                  (i) prior in each case to the date when penalties for the nonpayment thereof would attach, all taxes, assessments and governmental charges and levies for which it may be or become subject; and

                  (ii) prior in each case to the date the claim would become delinquent for non-payment, all other lawful claims (whatever their kind or nature) which, if unpaid, might become a Lien upon its property;

provided, that no item need be paid so long as and to the extent that (1) it is contested in good faith and by timely and appropriate proceedings which are effective to stay enforcement thereof or (2) with respect to items not exceeding five hundred thousand dollars ($500,000) in the aggregate, it is being negotiated in good faith with the relevant governmental authority.

         (b) Each Company will at all times keep true and complete financial records in accordance with GAAP and, without limiting the generality of the foregoing, make appropriate accruals to reserves for estimated and contingent losses and liabilities, and will maintain a fiscal year ending December 31.

         (c)      Each Company will permit Lessor at all reasonable times

                  (i) to examine that Company's properties and its financial records and to make copies of and extracts from such records and

                  (ii) to consult with that Company's officers, employees, accountants, actuaries, trustees and plan administrators in respect of its financial condition, properties and operations and the financial condition of its Pension Plans, each of which parties is hereby authorized to make such information available to Lessor to the same extent that it would to that Company.

         (d)      Each Company will

                  (i) keep itself and all of its insurable properties insured at all times to such extent, with such deductibles, by such insurers and against such hazards and liabilities as is generally and prudently done by other business enterprises respectively similar to the Companies, except that if a more specific standard is provided in any Schedule or other Document, the more specific standard shall prevail; and

                  (ii) forthwith upon Lessor's written request, cause an appropriate officer to deliver to Lessor a certificate setting forth, in form and detail satisfactory to Lessor, such information about that insurance, all as Lessor may from time to time reasonably request.

         (e) Each Company will at all times maintain its corporate existence, rights and franchises; provided, however, that this Paragraph shall not prevent any dissolution and liquidation of any Subsidiary or any merger or consolidation permitted by Section XXIV(k).

         (f) Each Company will comply with all applicable occupational safety and health laws and Environmental Laws and every other law (whether statutory, administrative, judicial or other and whether federal, state or local) and every lawful governmental order if non-compliance with such law or order would Materially and adversely affect the business, properties or financial condition of the Companies viewed on a consolidated basis; provided, that in the event of any alleged non-compliance, no Company shall be in default under this Paragraph
(f) if and to the extent that it notifies Lessor and

                  (i) within thirty (30) days after the non-compliance becomes apparent or is alleged, appropriate corrective measures are commenced and such measures are diligently pursued to the satisfaction of Lessor, or

                  (ii) the alleged non-compliance is contested in good faith by timely and appropriate proceedings which are effective to stay enforcement thereof.

No Company will cause or permit the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which such Company holds any interest, or performs any of its operations, in violation of any Environmental Law. Lessee shall defend, indemnify and hold Lessor harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel) arising out of or resulting from any Company's non-compliance with any Environmental Law.

         (g) Each Company will maintain all fixed assets necessary to its continuing operations in good working order and condition, ordinary wear and tear excepted.

         (h)      No Company will

                  (i) make or keep any investment in any notes, bonds or other obligations of any kind for the payment of money or make or have outstanding at any time any advance or loan to anyone, or

                  (ii)   be or become a Guarantor of any kind;

provided, that this Paragraph shall not apply to

                    (A) any existing or future advance to an officer or employee of any Company in the normal course of business and consistent with past practice,

                    (B) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business,

                     (C)    any investment in an existing or future Subsidiary,

                     (D) any Guaranty by Lessee of Funded Indebtedness of any Company to the extent that such Funded Indebtedness of that Company is otherwise permitted by this Agreement,

                     (E) investments in notes, bonds or other obligations of persons (other than Subsidiaries) in which Lessee has an equity investment, provided that the aggregate amount of such investments, excluding any equity investments permitted by Paragraph (k) below, do not exceed fifteen million dollars ($15,000,000),

                     (F) guarantees not otherwise permitted hereby, in an amount not to exceed twenty million dollars ($20,000,000) outstanding at any time,

                     (G) any existing or future Receivable of any Company so long as such Receivable arises from the sale of goods or services in the normal course of such Company's business and is consistent with such Company's past practice, or

                     (H) any existing or future investment in Eligible Investments.

         (i) No Company will create, assume or have outstanding at any time any Indebtedness for Borrowed Money or any Funded Indebtedness of any kind if after giving effect to such Indebtedness for Borrowed Money or Funded Indebtedness, Lessee would be in non-compliance with any of the financial standards set forth in Section XXIII.

                     (j)    No Company will

                  (i) lease any property as lessee or acquire or hold any property subject to any land contract, inventory consignment (except for any Company that deals in precious metals which are subject to any consignment arrangement in effect as of the date of this Agreement, and replacements, renewals or extensions thereof) or other title retention contract, or

                  (ii) sell or otherwise transfer any Receivables, whether with or without recourse, or

                  (iii) suffer or permit any property (whether real, personal or mixed and whether tangible or intangible, including, without limitation, inventory and accounts receivable) now owned or hereafter acquired by it to be or become encumbered by any Lien, except that the Equipment may be subject to the Permitted Liens, as described in
         Section V(c);

provided, that this Paragraph shall not apply to

       (A) any tax Lien, or any Lien securing workers' compensation or unemployment insurance obligations, or any mechanics', carrier's or landlord's Lien, or any Lien arising under ERISA, or any security interest arising under article four (bank deposits and collections) or five (letters of credit) of the Uniform Commercial Code, or any similar Lien, except that this clause (A) shall apply only to Liens arising by operation of law (whether statutory or common law) and in the ordinary course of business and shall not apply to any Lien that secures any indebtedness for borrowed money or any guaranty thereof or any obligation that is in Material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the Lien in question),

       (B) zoning or deed restrictions, public utility easements, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of any of the property in question,

       (C) any Lien securing or given in lieu of surety, stay, appeal or performance bonds, or securing performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, except that this clause (C) shall not apply to any Lien or deposit securing an obligation that is in Material default in any manner (other than any default contested in good faith by timely and appropriate proceedings effective to stay enforcement of the Lien in question),

       (D) any lien securing only the Rent, Interim Rent or other obligations of Lessee hereunder,

       (E) any Lien (each, a "Purchase Money Security Interest") which is created or assumed in purchasing, leasing, constructing or improving any real property or equipment or to which any such property is subject when purchased, provided that (1) the Purchase Money Security Interest shall be confined to the aforesaid property, (2) the indebtedness secured thereby does not exceed the total cost of the purchase, construction or improvement,
              (3) any such indebtedness, if repaid in whole or in part, cannot be reborrowed and (4) the aggregate amount of such indebtedness incurred in any fiscal year cannot exceed ten million dollars ($10,000,000),

                     (F) any lease, other than any capitalized lease (it being agreed that a capitalized lease is a Lien rather than a lease for the purposes of this Agreement) or the Port Authority Lease, so long as the aggregate annual rentals under all such leases of all the Companies do not exceed six million five hundred thousand dollars ($6,500,000),

                     (G) any Lien which (together with the indebtedness secured thereby) is fully disclosed in the Financial Statements,

                     (H) any financing statement perfecting a security interest that would be permissible under this Paragraph, or

                     (I) the sale by Brush Wellman Japan Ltd. of any of its Receivables provided the sale of such Receivables occurs in the normal course of its business and is consistent with its past practice and that any indebtedness arising in connection therewith is permitted by Paragraph (i) above.

         (k)      No Company will

                  (i)      be a party to any merger or consolidation, or

                  (ii) be or become a party to any joint venture or partnership, or make or keep any investment in any other stocks or other equity securities of any kind or otherwise acquire all or substantially all of the assets of another person, except that this clause (ii) shall not apply to (A) Lessee's existing investments in the stocks and other equity securities of existing or future Subsidiaries, (B) any other investment reflected in the Financial Statements, or (C) acquisitions of assets of persons or equity investments made in persons, other than Subsidiaries, after the date of this Agreement in an aggregate amount, excluding investments permitted by Paragraph (h) above, not to exceed forty-five million dollars ($45,000,000) in the aggregate during any fiscal year of Lessee, provided, that of that amount not more than twenty million dollars ($20,000,000) in the aggregate is paid by the Companies in cash during any fiscal year, or

                  (iii) lease as lessor, sell, sell-leaseback or otherwise transfer (whether in one transaction or a series of transactions) all or any substantial part of its fixed assets (other than in respect of the Port Authority Lease and chattels that shall have become obsolete or no longer useful in its present business with a fair market value not exceeding ten million dollars ($10,000,000) in the aggregate during any fiscal year), or the capital stock of any Subsidiary of Lessee (other than the sale of all of the capital stock of one or more Subsidiaries of Lessee that own assets with a fair market value not exceeding ten million dollars ($10,000,000) in the aggregate during any fiscal year so long as Lessor, within ten (10) Business Days of receipt of notice of the proposed sale, notifies Lessee in writing that Lessor believes the proposed sale could have a Material adverse effect on the consolidated financial condition of the Companies);

provided, that if no Default or Potential Default shall then exist and if none would thereupon begin to exist, this Paragraph (k) shall not apply (y) to any merger or consolidation of any Subsidiary of Lessee with any other Subsidiary of Lessee so long as a Subsidiary of Lessee is the surviving entity or to any merger or consolidation of any wholly owned Subsidiary of Lessee with Lessee so long as Lessee is the surviving corporation, or (z) to any dissolution and liquidation of a Subsidiary of Lessee, or any transfer of assets between Subsidiaries of Lessee or from any Subsidiary of Lessee to Lessee.

XXV.      CERTAIN DEFINITIONS

         (a) Any accounting term used in this Agreement shall have the meaning ascribed thereto by GAAP, subject, however, to such modification, if any, as may be provided in this Section XXV or elsewhere in this Agreement.

         (b) As used in this Agreement and in any Schedule and other Document, except where the context clearly requires otherwise,

         Accumulated Funding Deficiency shall have the meaning ascribed thereto in section 302(a)(2) of ERISA;

         Acquisition Cost of each item of Equipment or Disbursement Equipment, as the case may be, means an amount equal to the sum of (i) the total cost paid by Lessor for such item of Equipment, plus (ii) all costs and expenses approved and paid by Lessor in connection with the engineering, delivery and installation of such item of Equipment;

         Business Day means (a) with respect to the LIBOR Rate, a day on which banks in the London Interbank Market deal in United States of America dollar deposits and on which banking institutions are generally open for domestic and international business in Cleveland, Ohio, and in New York City and (b) in any other case, any day other than a Saturday or a Sunday or a public holiday or other day on which banking institutions located in Cleveland, Ohio, are authorized by law or other governmental action to close;

         Company refers to Lessee or to a Subsidiary of Lessee, as the case may be, and Companies refers to Lessee and its Subsidiaries;

         Contingent Obligation means any direct or indirect liability, contingent or otherwise, with respect to any Funded Indebtedness, lease, dividend, letter of credit, banker's acceptance or other obligation of another Person incurred to provide assurance to the obligee of such obligation that such obligation will be paid or discharged, that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof;

         Credit Agreement means the Amended and Restated Credit Agreement, dated as of December 13, 1994, among Lessee, Lessor, in its capacity as Agent, and the banks parties thereto, as the same may be amended or modified from time to time;

         Default is defined in Section XI;

         EBIT means for any period, with respect to Lessee and its Subsidiaries, the sum of (a) the Net Income for such period plus (b) the Interest Expense for such period plus (c) charges against income for taxes for such period, all on a consolidated basis;

         EBITDA means for any period, with respect to Lessee and its Subsidiaries, the sum of (a) EBIT plus (b) the charges against income for depreciation for such period plus (c) the charges against income for amortization for such period, plus (d) other non-cash charges for such period, minus (e) any and all non-cash credits to Net Income, all as determined on a consolidated basis in accordance with GAAP;

         Eligible Investments means any of the following investments (each reference to a "rating category" of either Moody's or Standard & Poor's shall refer to a rating category of such corporation without regard to gradations within ratings):

                  (i) obligations issued or guaranteed as to full and timely payment by the United States of America or by any person controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by Congress;

                  (ii) obligations issued or guaranteed by any state or political subdivision thereof and rated in the highest rating category (if rated as short-term obligations) or the second highest rating category (if rated as long-term obligations) by Moody's or Standard & Poor's;

                  (iii) commercial or finance paper rated in the highest rating category by Moody's or Standard & Poor's;

                  (iv) deposit accounts, bankers' acceptances, certificates of deposit or bearer deposit notes in any bank that is a party to the Credit Agreement or any bank affiliated with any such bank or any other financial institution reasonably acceptable to Lessor and with a reported capital and surplus of not less than $50,000,000, the debt obligations (or, in the case of the principal bank in a bank holding company, debt obligations of the bank holding company) of which are rated by Moody's or Standard & Poor's not lower than the second highest rating category (if rated as long-term obligations) or the second highest rating category (if rated as short-term obligations);

                  (v) repurchase agreements secured fully by obligations of the type specified in clause (i) and issued by any government bond dealer reporting to, trading with and recognized as a primary dealer by, the Federal Reserve Bank of New York;

                  (vi) interests in a unit investment trust composed of obligations rated in the highest rating category, whether rated as short-term or long-term obligations, by Moody's or Standard & Poor's;

                  (vii) money market mutual funds, rated in the highest rating category by Moody's or Standard & Poor's, and invested solely in obligations or securities described in clause (i), (ii), (iii) or (v) above; and

                  (viii) investment agreements other than repurchase agreements with banks or bank holding companies or other qualified providers which have ratings assigned to their long-term unsecured obligations by Moody's or Standard & Poor's which are not lower than the second highest rating category for long-term debt or which have ratings assigned to their short-term obligations by Moody's or Standard & Poor's in the highest rating category for short-term debt;

         Elmore Project means the construction and equipping of an alloy strip mill to be leased by Lessee from the Toledo-Lucas County Port Authority and located at 14710 West Portage River S. Road, Harris Township, Ottawa County, Ohio 43416;

         Environmental Laws mean all laws, ordinances, rules and regulations pertaining to environmental matters, including, without limitation, solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemicals, pollutants, contaminants, and air or water pollution and to the storage, use, handling, transportation, discharge and disposal (including spills and leaks) of gaseous, liquid, semi-solid or solid materials (all terms pertaining to Environmental Laws not defined in this Agreement shall have the meanings ascribed thereto in the respective Environmental Laws);

         ERISA means the Employee Retirement Income Security Act of 1974 (P.L. 93-406) as amended from time to time; and in the event of any amendment affecting any section thereof referred to in this Agreement, that reference shall be a reference to that section as amended, supplemented, replaced or otherwise modified;

         Financial Statements means the financial statements of the Companies described in Section XVI(g);

         Funded Indebtedness of a Person shall mean, without duplication:

                  (a) all Indebtedness for Borrowed Money of such Person and all other obligations of such Person for the deferred purchase price of property or services (including, without limitation, all obligations contingent or otherwise of such Person in connection with acceptance, letter of credit or similar facilities and in connection with any agreement to purchase, redeem or otherwise acquire for value any capital stock of such Person, or agreement to purchase, redeem or otherwise acquire for value any rights or options to acquire such capital stock, now or hereafter outstanding);

                  (b) all indebtedness created or arising under any sale and leaseback arrangement, conditional sale or other title retention agreement with respect to property owned or acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

                  (c) All obligations secured by a Lien on property owned by such Person (whether or not assumed) (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under any lease to repossession or sale of such property), excluding the State Loan and the Port Authority Lease; and

                  (d) All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;

         GAAP means generally accepted accounting principles applied in a manner consistent with those used in the Financial Statements;

         Guarantor means any Person that is liable for any Contingent Obligation; and Guaranty or guaranty means the obligation of a Guarantor; provided, however, that the amount of any Guaranty shall be deemed to be equal to the outstanding amount of the obligation that is guaranteed thereby or such lesser amount to which the maximum exposure of the Guarantor may be contractually limited in writing;

         Indebtedness for Borrowed Money of a Person shall mean at any time, all indebtedness required by GAAP to be reflected as indebtedness on such Person's balance sheet, including as appropriate, all indebtedness (i) in respect of any money borrowed; (ii) under or in respect of any Guaranty (whether direct or indirect) of any money borrowed; (iii) evidenced by any loan or credit agreement, promissory note, debenture, bond, or other similar written obligation for borrowed money or (iv) arising under any lease that is, or is required under GAAP to be, capitalized on the balance sheet of such Person at such time, and any obligations of such Person under any Synthetic Lease;

         Insolvency Action means either (a) a pleading of any kind filed by the person, corporation or entity (an "insolvent") in question to seek relief from the insolvent's creditors, or filed by the insolvent's creditors or any thereof to seek relief of any kind against that insolvent, in any court or other tribunal pursuant to any law (whether federal, state or other) relating generally to the rights of creditors or the relief of debtors or both, or (b) any other action of any kind commenced by an insolvent or the insolvent's creditors or any thereof for the purpose of marshalling the insolvent's assets and liabilities for the benefit of the insolvent's creditors; and "Insolvency Action" includes (without limitation) a petition commencing a case pursuant to any chapter of the federal bankruptcy code, any application for the appointment of a receiver, trustee, liquidator or custodian for the insolvent or any substantial part of the insolvent's assets, and any assignment by an insolvent for the general benefit of the insolvent's creditors;

         Interest Expense means, for any period, with respect to Lessee and its Subsidiaries, the aggregate amount of interest expense for such period on the aggregate principal amount of any Funded Indebtedness, including capitalized interest, as determined on a consolidated basis in accordance with GAAP;

         Material means material as determined by Lessor in its reasonable exercise of its discretion;

         Maximum Acquisition Cost means with respect to the aggregate Acquisition Cost of the Equipment under all of the Schedules, $56,080,000;

         Moody's means Moody's Investors Service, Inc., and its successors and assigns;

         Net Income means net income as determined on a consolidated basis in accordance with GAAP, after taxes and after extraordinary items, but without giving effect to any gain from any re-appraisal or write-up of any asset;

         Pension Plan means a defined benefit plan (as defined in section 3(35) of ERISA) of the Companies or any thereof and includes, without limitation, any such plan that is a multi-employer plan (as defined in section 3(37) of ERISA) applicable to any of the Companies' employees;

         Person or persons means any individual, corporation, company, entity, partnership, joint venture, association, joint stock company, trust, trustee(s) of a trust, unincorporated organization, or governmental authority or agency;

         Port Authority Bonds means the Taxable Project Development Revenue Bonds, Series 1996 (Brush Wellman Inc. Project) issued, sold and delivered by the Toledo-Lucas County Port Authority to The Prudential Insurance Company of America in the principal amount of $13,100,000;

         Port Authority Lease means the Lease, dated as of October 1, 1996, between the Toledo-Lucas County Port Authority, as lessor, and Lessee, as lessee, relating to certain real and personal property located at the Elmore Project;

         Potential Default means an event, condition or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, a Default referred to in Section XI and which has not been appropriately waived in writing in accordance with this Agreement or fully corrected, prior to becoming an actual Default, to the full satisfaction of Lessor;

         Purchase Order means any and all purchase orders, agreements, documents or other writings that evidence or otherwise relate to the purchase of any item of Equipment;

         Receivable means a claim for money due or to become due, whether classified as an account, instrument, chattel paper, general intangible, incorporeal hereditament or otherwise, and any proceeds of the foregoing;

         Reportable Event has the meaning ascribed thereto by ERISA;

         Standard & Poor's means Standard & Poor's Rating Service, a Division of The McGraw-Hill Companies, Inc., and its successors and assigns;

         State Loan means the Taxable State of Ohio Revenue Note (Brush Wellman Inc. Project) (the "Note") in the principal amount of $5,000,000 issued, sold and delivered by the Toledo-Lucas County Port Authority to the Director of Development of the State of Ohio pursuant to the Loan Agreement, dated as of October 1, 1996, between those Persons;

         Subsidiary means a corporation or other business entity of which shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation in question or another "subsidiary" of that corporation or any combination of the foregoing;

         Synthetic Lease means any lease that is considered a financing for federal income tax purposes, but is considered an operating lease for purposes of GAAP, including, without limitation, this Lease;

         Tangible Net Worth means (a) book net worth, less (b) such assets of the Companies, on a consolidated basis, as consist of good will, costs of businesses over net assets acquired, patents, copyrights, trademarks, mailing lists, catalogues, bond discount, underwriting expense, organizational expenses and intangibles

          (except that intangibles such as treasury stock which shall have already been deducted from book net worth shall not be deducted again), all as determined on a consolidated basis in accordance with GAAP; and

          Vendor means the manufacturer or other seller of any item of Equipment.

The foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.

         (c) The following terms are defined in the text of this Agreement where indicated:

         Affiliate has the meaning set forth in Section XII(d).

         Assignment of Purchase Orders has the meaning set forth in Section XXVI(a)(viii), or means an Assignment of Purchase Orders otherwise attached to any Schedule, or means both, as the context may require.

         Break Amount has the meaning set forth in Section VII(b).

         Casualty Insurance has the meaning set forth in Section IX.

         Casualty Occurrence has the meaning set forth in Section VII.

         Collateral has the meaning set forth in Section XVII(b)

         Default has the meaning set forth in Section XI.

         Disbursement Commencement Date has the meaning set forth in Section II(b).

         Disbursement Equipment has the meaning set forth in Section I.

         Disbursement Funding Notice has the meaning set forth in Section
         XXVI(b).

         Disbursement Schedule has the meaning set forth in Section I.

         Documents has the meaning set forth in Section XVI(a)

         Equipment has the meaning set forth in Section I.

         Equipment Schedule has the meaning set forth in Section I.

         Excluded Disbursement Equipment has the meaning set forth in Section I(c).

         Excluded Disbursement Equipment Payment has the meaning set forth in
         Section I(e).

         Inventory has the meaning set forth in Section XVII(b).

         Leverage Multiplier has the meaning set forth in Section XXIII(b).

         Lien has the meaning set forth in Section IV(a).

         Participant has the meaning set forth in Section XII(c).

         Payment Date has the meaning set forth in Section VII.

         Permitted Liens has the meaning set forth in Section V(c).

         Rent has the meaning set forth in Section II(b).

         Replacement Item has the meaning set forth in Section V(d).

         Required Multiplier has the meaning set forth in Section XXIII(d).

         Schedule has the meaning set forth in Section I.

         Sublease has the meaning set forth in Section XII(a).

         Substituted Item has the meaning set forth in Section V(d).

         Syndication has the meaning set forth in Section XII(c).

         Taxes has the meaning set forth in Section III(b).

         Term has the meaning set forth in Section II(a).

         Termination Date has the meaning set forth in Section XXII.

         Treasury Yield has the meaning set forth in Section VII(b).

XXVI.     CONDITIONS TO FUNDING

         (a) Lessor shall have no obligation to make the initial disbursement for the Acquisition Cost for any Equipment or any Disbursement Equipment unless each of the following conditions is fulfilled to the satisfaction of Lessor:

                  (i) Lessor shall have received a written opinion of counsel to Lessee dated the date of such initial disbursement, in form and substance satisfactory to Lessor;

                  (ii) Lessor shall have received: (1) a copy of Lessee's articles of incorporation, certified by the Secretary of State of the State of Ohio, no earlier than the tenth (10th) day prior to the date of such initial disbursement, and Code of Regulations accompanied by a Secretary's or Assistant Secretary's certificate, dated the date of such initial disbursement stating that such articles of incorporation and Code of Regulations are in full force and effect and have not been amended since the date thereof; (2) a certificate of good standing from the Secretary of State of the State of Ohio, dated no earlier than the tenth (10th) day prior to the applicable date, with respect to Lessee; and (3) a copy of resolutions of Lessee's board of directors authorizing the execution, delivery and performance by Lessee of this Lease and all other transactions herein contemplated and each of the documents, instruments and agreements required or contemplated hereby or thereby to which it is or will be a party, accompanied by a Secretary's or Assistant Secretary's certificate of Lessee dated such applicable date (A) stating that each of such resolutions are in full force and effect and has not been amended since the date of their adoption and (B) certifying as to the incumbency and specimen signatures of the officers of Lessee, who are authorized to execute and deliver on behalf of Lessee this Lease and the documents, instruments and agreements contemplated hereby or thereby, as applicable;

                  (iii) Lessor shall have received a certificate from the chief executive officer or chief financial officer of Lessee to the effect that the representations and warranties of Lessee contained herein and in any certificate of Lessee delivered pursuant hereto are true and correct on and as of such date with the same effect as though made on and as of such date and that no Default or Potential Default shall have occurred;

                  (iv) Lessor shall have received certificates of insurance, loss payable endorsements and other evidence that Lessee has complied with the provisions of Section IX;

                  (v) Lessor shall have received evidence satisfactory to it that appropriate instruments have been filed in all jurisdictions necessary to perfect properly the security interest in the Equipment and other Collateral created by this Lease including, without limitation, Section XVII(b) (including financing statements and fixture filings under the Uniform Commercial Code naming Lessee as debtor and naming B.W. Alloy, Ltd. as debtor), subject to no recorded Liens with respect to the Equipment (other than those Liens created by Lessor) and such other collateral in such jurisdictions;

                  (vi) Lessor shall have received an Agreement from the Toledo-Lucas County Port Authority and a Mortgagee's Agreement from National City Bank, as trustee, and The Prudential Life Insurance Company of America and a Mortgagee's Agreement from the Director of Development of the State of Ohio, which agreements, among other matters, waive any lien or security interest in the Equipment, all in form and substance satisfactory to Lessor;

                  (vii) Each of the applicable Documents shall have been executed and delivered and shall be in full force and effect according to its respective terms and all fees due and payable to Lessor have been paid;

                  (viii) Lessor shall have received a signed Assignment of Purchase Orders in substantially the form of Exhibit 6 hereto (the "ASSIGNMENT OF PURCHASE ORDERS") from B.W. Alloy, Ltd. and Lessee; and

                  (ix) Lessor shall have received such other documents, opinions, certificates and waivers, in form and substance satisfactory to Lessor, as Lessor may reasonably require.


         (b) Lessor shall have no obligation to make a disbursement for the Acquisition Cost for any item of Disbursement Equipment or Equipment unless the conditions set forth in (a) above and each of the following conditions is fulfilled to the satisfaction of Lessor:

                  (i)  No Default or Potential Default has occurred;

                  (ii) All representations and warranties of Lessee are true and correct, including the representations and warranties set forth in the applicable Schedule, as of the date thereof as though made on that date, and there has been no Material adverse change in the financial condition, properties or business of Lessee;

                  (iii) Such item constitutes part of the Equipment described on
         Exhibit 4 hereto, is free from damage and free of all Liens, other than any Lien specifically excepted in Section V(c);

                  (iv) The disbursement date is not later than the Last Delivery Date, and if any part of that disbursement will constitute the final payment for an item of equipment that has been accepted by Lessee, Lessor has received a Certificate of Acceptance executed and delivered by Lessee relating to that equipment;

                  (v) The Acquisition Cost of such item, when added to the aggregate Acquisition Cost of all other Disbursement Equipment and Equipment disbursed under this Agreement shall not exceed the Maximum Acquisition Cost;

                  (vi) Lessor has received an appropriate Disbursement Schedule for such item of Disbursement Equipment, in form and substance satisfactory to Lessor, duly executed by Lessee, and which is covered by the fully signed Assignment of Purchase Orders, which assignment has been consented to by the Vendor of that

         Equipment in a form reasonably satisfactory to Lessor, together with a copy of the Purchase Order or Purchase Orders relating to that Disbursement Equipment;

                  (vii) All licenses, registrations, permits, consents and approvals required by federal, state or local laws or by any governmental authority or instrumentality in connection with Lessor's ownership of, and the delivery, acquisition, installation, use and operation of, such Equipment or Disbursement Equipment that are receivable on the proposed date of disbursement and that are necessary at the stage of installation, use or operation of the Equipment on that date shall have been obtained to the satisfaction of Lessor, and Lessee knows of no reason why any permits, consents or approvals not receivable or not necessary on that date will not be issued when receivable and necessary; and

                  (viii) Lessor shall have received a fully executed Disbursement Funding Notice in the form of Exhibit 5 (each being a "DISBURSEMENT FUNDING NOTICE") with respect to such Disbursement Equipment or Equipment not later than ten (10) Business Days prior to the proposed date of the disbursement with the amount to be disbursed in respect of any Disbursement Funding Notice not being less than one million dollars ($1,000,000); provided that (A) the day of the disbursement shall occur on a Business Day that is not later than the Last Delivery Date, and (B) such Disbursement Funding Notice shall specify the proposed date of the disbursement, the aggregate Acquisition Cost to be funded on such date and the list of Disbursement Equipment or Equipment to be funded by Lessor on such date, and is accompanied by invoices supporting the Acquisition Cost of the Disbursement Equipment or Equipment designated in such Disbursement Funding Notice.

Lessor may not submit more than one (1) Disbursement Funding Notice during each calendar month.

         (c) On or prior to the Basic Term Commencement Date, Lessor shall have received a written opinion of counsel to Lessee dated the date of the Basic Term Commencement Date, in form and substance reasonably satisfactory to Lessor and at Lessee's expense, to the effect that the Equipment Schedule dated as of that date has been executed and delivered by a duly authorized officer of Lessee and constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                      LESSEE:

NATIONAL CITY BANK,                          BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR
CERTAIN PARTICIPANTS



By:                                          By:
Name:                                        Name:
Title:                                       Title:

                                  EXHIBIT NO. 1


                              DISBURSEMENT SCHEDULE

                               SCHEDULE NO. ______
                 DATED THIS ________ DAY OF _____________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996



Lessor & Mailing Address:                   Lessee & Mailing Address:

NATIONAL CITY BANK,                         BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR                 17876 St. Clair Avenue
CERTAIN PARTICIPANTS                        Cleveland, Ohio 44110
1900 East 9th Street
Cleveland, Ohio 44114


This Disbursement Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("Agreement;" said Agreement and this Schedule being collectively referred to as "Lease"). This Disbursement Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A.       Disbursement Equipment.

         Pursuant to the terms of the Lease, Lessor agrees to fund disbursements in respect of the Disbursement Equipment listed on Annex A attached hereto and made a part hereof.

B.       Financial Terms.

         1.       Capitalized Lessor's Cost:  $
                                               ----------------------------
                  (on the date of this Schedule)

         2. Daily Lease Rate Factor: LIBOR Rate plus sixty (60) basis points per annum

         3. Basic Term: The three-year period commencing on the Basic Term Commencement Date

         4. Basic Term Commencement Date: The earlier of (a) the date that Lessee designates as the Basic Term Commencement Date in a written notice to Lessor, or (b) December 15, 1998.

         5. Equipment Location: Lessee's plant at 14710 W. Portage River South Road, Harris Township, Ottawa County, Ohio 43416.

         6.       Lessee Federal Tax ID No.:  34-0119320

         7. Maximum Lease Term: The Term shall not exceed twelve (12) years.

         8. Last Delivery Date: The earlier of November 15, 1998 or the Basic Term Commencement Date.

C.       Interim Term and Interim Rent.

         1. Interim Rent. For the period from and including the Disbursement Commencement Date to the Basic Term Commencement Date ("Interim Lease Term"), rent ("Interim Rent") shall accrue on the Capitalized Lessor's Cost in an amount equal to the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of the Disbursement Equipment times the number of days in the Interim Interest Period. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Interim Rent shall accrue during each Interim Interest Period and, at the end of each Interim Interest Period, shall be added to and become part of the Lessor's Capitalized Cost outstanding under this Disbursement Schedule, unless otherwise paid as provided in the Agreement.

         2. Disbursement Equipment. Lessee represents, warrants and covenants as follows with respect to the Disbursement Equipment listed on Annex A attached hereto:

            (i) To the best of its knowledge, the Disbursement Equipment will be completed, shipped and delivered to Lessee, and installed at the Equipment Location on or prior to the Last Delivery Date;

            (ii) Each item of Disbursement Equipment constitutes a portion or unit of the Equipment described on Annex A attached hereto; and

            (iii) The Purchase Order or Purchase Orders relating to that Disbursement Equipment require the disbursement of funds in an amount equal to the Capitalized Lessor's Cost, and Lessee has received invoices for those funds.

         As used in this Schedule, the following terms shall have the following meanings:

         "Interim Interest Period" or "Interest Period" shall mean the period beginning on the date of this Schedule and ending on the same day of each month thereafter during the Interim Lease Term.

         "Interest Rate" shall mean that percentage per annum calculated as the sum of the LIBOR Rate redetermined monthly, plus sixty (60) basis points.

         "LIBOR Rate" shall mean, with respect to any Interim Interest Period occurring during the term of the Lease, an interest rate per annum equal at all times during such Interim Interest Period to the quotient of (1) the rate per annum as determined by Lessor at which deposits of U.S. Dollars in immediately available and freely transferable funds are offered at 11:00 a.m. (London, England time) two (2) Business Days before the commencement of such Interim Interest Period to major banks in the London interbank market for a period of one (1) month and in an amount equal or comparable to the Capitalized Lessor's Cost, divided by (2) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the LIBOR Reserve Requirements current on the date three (3) Business Days prior to the first day of the Interim Interest Period.

         "LIBOR Reserve Requirements" shall mean the daily average for the applicable Interest Period of the maximum rate applicable to Lessor or its Participants at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "Eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that include deposits by reference to which the interest rates on Eurodollar loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any lender to United States residents), having a term equal to such Interest Period, subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.

         If at any time Lessor or any Participant (or, without duplication, the bank holding company of which such Participant is a subsidiary) determines that either adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or it becomes impractical for Lessor or any Participant to obtain funds to make or maintain the financing hereunder with interest at the LIBOR Rate, or Lessor or any Participant reasonably determines that, as a result of changes to applicable law after the date of execution of the Agreement, or the adoption or making after such date of any interpretations, directives or regulations (whether or not having the force of law) by any court, governmental authority or reserve bank charged with the interpretation or administration thereof, it shall be or become unlawful or impossible to make, maintain, or fund the transaction hereunder at the LIBOR Rate, then Lessor promptly shall give notice to Lessee of such determination and Lessor and Lessee shall negotiate in good faith a mutually acceptable alternative method of calculating the Interest Rate and shall execute and deliver such documents as reasonably may be required to incorporate such alternative method of calculating the Interest Rate in this Schedule, within thirty (30) days after the date of Lessor's notice to Lessee. If the parties are unable mutually to agree to such alternative method of calculating the Interest Rate in a timely fashion, (a) effective on the commencement of the next succeeding Interest Period or the date that it becomes impractical for Lessor or any Participant to maintain the financing hereunder with interest at the LIBOR Rate as aforesaid, as the case may be, the Interest Rate shall become a floating rate equal to the Federal Funds Rate plus sixty (60) basis points, and (b) on the Rent Payment Date next succeeding the expiration of such thirty (30) day period Lessee shall purchase all (but not less than all) of the Disbursement Equipment described on all Disbursement Schedules executed pursuant to the Agreement and shall pay to Lessor, in cash, the purchase price for the Disbursement Equipment so purchased, determined as hereinafter provided. (As used herein, "Federal Funds Rate" means the rate of interest, as reasonably determined by Lessor, paid by or available to Lessor for the purchase of "federal funds" at the time or times in question on a daily overnight basis.) The purchase price of the Disbursement Equipment shall be an amount equal to all amounts disbursed by Lessor in respect of that Disbursement Equipment, together with all rent and other sums then due on such date, plus all taxes and charges upon sale and all other reasonable and documented expenses incurred by Lessor in connection with such sale. Upon satisfaction of the conditions specified in this Paragraph, Lessor will transfer, on an AS IS, WHERE IS BASIS, all of Lessor's interest in and to the Disbursement Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Disbursement Equipment and other matters (except that Lessor shall warrant that it conveyed whatever interest it received in such Disbursement Equipment free and clear of any Lien created by Lessor). Lessor shall execute and deliver to Lessee such Uniform Commercial Code statements of termination as reasonably may be required in order to terminate any interest of Lessor in and to the Disbursement Equipment.

         3. Lessee shall pay to Lessor, for the account of each Participant, from time to time, the amounts as such Participant may determine to be necessary to compensate it for any costs which such Participant determines are attributable to its making or maintaining its interest in the Lease and the Disbursement Equipment (the "Interest") or any reduction in any amount receivable by such Participant in respect of any such Interest (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change (as defined below) which:

                  (i) changes the basis of taxation of any amounts payable to Lessor for the account of such Participant in respect of such Interest (other than taxes imposed on or measured by the overall net income of such Participant in respect of the interest by the jurisdiction in which such Participant has its principal office or its lending office); or

                  (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Participant; or

                  (iii) imposes any other condition affecting this Lease or any Interest.

For purposes hereof, "Regulatory Change" shall mean any change after the date of this Lease in United States federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as amended or supplemented from time to time) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including any Participant or under any United States federal, state or foreign law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof. In addition, whenever Lessee shall revoke any Disbursement Funding Notice or shall for any other reason fail to take a disbursement pursuant thereto or shall fail otherwise to comply therewith, then, in each case on the demand of Lessor or any Participant, Lessee shall pay that Person such amount as will compensate it for any loss, cost or loss of profit incurred by it by reason of its liquidation or reemployment of deposits or other funds.

         Without limiting the effect of the foregoing Paragraph (but without duplication), Lessee shall pay to Lessor, for the account of each Participant, from time to time on request such amounts as such Participant may determine to be necessary to compensate such Participant (or, without duplication, the bank holding company of which such Participant is a subsidiary) for any costs which it determines are attributable to the maintenance by such Participant (or any lending office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of such Participant's Interest (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Participant (or any lending office or bank holding company) to a level below that which such Participant (or any lending office or bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Paragraph, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

         Each Participant shall notify Lessee of any event occurring after the date of this Lease that will entitle such Participant to compensation under the preceding two Paragraphs as promptly as practicable, but in any event within thirty (30) days, after such Participant obtains actual knowledge thereof; provided, that (i) if such Participant fails to give such notice within thirty
(30) days after it obtains actual knowledge of such an event, such Participant shall, with respect to compensation payable pursuant to the preceding two Paragraphs in respect of any costs resulting from such event, only be entitled to payment under the referenced Paragraphs for costs incurred from and after the date thirty (30) days prior to the date that such Participant does give such notice, and (ii) such Participant will designate a different lending office for the Interest if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Participant, be disadvantageous to such Participant. Each Participant will furnish to Lessee a certificate setting forth the basis and amount of each request by such Participant for compensation under the preceding two Paragraphs. Determinations and allocations by each Participant for purposes of the preceding two Paragraphs shall be conclusive, absent manifest error.

D.       Insurance.

         1. Public Liability: $1,000,000 total liability per occurrence and $2,000,000 in the aggregate, with excess liability in umbrella form of $10,000,000 per occurrence and in the aggregate, with a maximum deductible amount of (a) $1,500,000 per occurrence or (b) an amount equal to $1,500,000 per occurrence plus the amount of any reserves specifically allocated by Lessee for this type of liability that are satisfactory to Lessor, but in no event greater than $2,500,000 per occurrence.

         2. Casualty and Property Damage: An amount equal to the higher of the full replacement cost of each unit of Disbursement Equipment or the amounts disbursed by Lessor in respect of each unit of Disbursement Equipment, with a maximum deductible amount of $1,000,000 per occurrence.

         This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by an authorized representative of Lessor and Lessee, respectively.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                           LESSEE:

NATIONAL CITY BANK,                               BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR
CERTAIN PARTICIPANTS


By:                                               By:
Name:                                             Name:
Title:                                            Title:

                                     ANNEX A

                                       TO
                        DISBURSEMENT SCHEDULE NO. ______
                 DATED THIS ______ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996



                      DESCRIPTION OF DISBURSEMENT EQUIPMENT

                                   Type and
                 Serial            Model of          Number           Cost per
Vendor           Numbers           Equipment         of Units         Unit
























Initials:
         --------------    -----------
         Lessor           Lessee

                                  EXHIBIT NO. 2

                               EQUIPMENT SCHEDULE

                               SCHEDULE NO. ______
                 DATED THIS ________ DAY OF _____________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996



Lessor & Mailing Address:                   Lessee & Mailing Address:

NATIONAL CITY BANK,                         BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR                 17876 St. Clair Avenue
CERTAIN PARTICIPANTS                        Cleveland, Ohio 44110
1900 East 9th Street
Cleveland, Ohio 44114


This Equipment Schedule is executed pursuant to, and incorporates by reference the terms and conditions of, and capitalized terms not defined herein shall have the meanings assigned to them in, the Master Lease Agreement identified above ("Agreement;" said Agreement and this Schedule being collectively referred to as "Lease"). This Equipment Schedule, incorporating by reference the Agreement, constitutes a separate instrument of lease.

A.       Equipment.

         Pursuant to the terms of the Lease, Lessor agrees to acquire and lease to Lessee the Equipment listed on Annex A attached hereto and made a part hereof.

B.       Financial Terms.

         1.       Capitalized  Lessor's  Cost:  $
                                                 ------------------------------
                  (being  an  amount  equal to funds  disbursed  and Interim
                   Rent accrued and unpaid in respect of the Equipment and its parts and components during the Interim Lease Period)

         2. Daily Lease Rate Factor: LIBOR Rate plus sixty (60) basis points per annum

         3. Basic Term: The three-year period commencing on the Basic Term Commencement Date

     4. Basic Term Commencement Date: The earlier of (a) the date that Lessee designates as the Basic Term Commencement Date in a written notice to Lessor, or (b) December 15, 1998.

     5. Equipment Location: Lessee's plant in 14710 W. Portage River South Road, Harris Township, Ottawa County, Ohio 43416.

     6.   Lessee Federal Tax ID No.: 34-0119320

     7. Lessee agrees and acknowledges that the Capitalized Lessor's Cost of the Equipment as stated on the Schedule is equal to the fair market value of the Equipment on the date hereof.

     8. Renewal Term: Each Renewal Term will consist of a one-year period, and subject to Section XVIII(b), Lessee may elect up to seven (7) Renewal Terms.

     9.   Maximum Lease Term: The Term shall not exceed twelve (12) years.

     10.  Stipulated Loss Values: See Annex D.

     11.  Termination Values: See Annex D.

     12. Assumed Interest Rate: __________% (which will be determined three (3) Business Days before the date of execution of this Schedule).

     13. Last Delivery Date: The earlier of November 15, 1998 or the Basic Term Commencement Date.

C.       Term and Rent.

         1. Basic Term and Renewal Term Rent. Commencing on the Basic Term Commencement Date and payable, in arrears, on the same day of each quarter thereafter (each, a "Rent Payment Date") during the Basic Term ("Basic Term Rent") and any Renewal Term ("Renewal Term Rent"), Lessee shall pay as Rent quarterly installments of (a) interest on the unamortized portion of the unpaid Capitalized Lessor's Cost as of the immediately preceding Rent Payment Date (after application of the Rent paid on such date) at the Interest Rate for the Interest Period following such immediately preceding Rent Payment Date and (b) of principal in the principal amounts described on the Amortization Schedule attached as Annex E. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Said Rent consists of principal and interest components, such principal components being as provided in the Amortization Schedule attached hereto as Annex E.

         As used herein, the following terms shall have the following meanings:

         "Interest Period" shall mean the period beginning on the Basic Term Commencement Date and ending on the next Rent Payment Date, and each subsequent quarterly period.

         "Interest Rate" shall mean that percentage per annum calculated as the sum of the LIBOR Rate redetermined quarterly, plus sixty (60) basis points.

         "LIBOR Rate" shall mean, with respect to any Interest Period occurring during the term of the Lease, an interest rate per annum equal at all times during such Interest Period to the quotient of (1) the rate per annum as determined by Lessor at which deposits of U.S. Dollars in immediately available and freely transferable funds are offered at 11:00 a.m. (London, England time) two (2) Business Days before the commencement of such Interest Period to major banks in the London interbank market for a period of three (3) months and in an amount equal or comparable to the Capitalized Lessor's Cost, divided by (2) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the LIBOR Reserve Requirements current on the date three (3) Business Days prior to the first day of the Interest Period.

         "LIBOR Reserve Requirements" shall mean the daily average for the applicable Interest Period of the maximum rate applicable to Lessor or its Participants at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "Eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that include deposits by reference to which the interest rates on Eurodollar loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any lender to United States residents), having a term equal to such Interest Period, subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.

         If at any time Lessor or any Participant (or, without duplication, the bank holding company of which such Participant is a subsidiary) determines that either adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or it becomes impractical for Lessor or any Participant to obtain funds to make or maintain the financing hereunder with interest at the LIBOR Rate, or Lessor or any Participant reasonably determines that, as a result of changes to applicable law after the date of execution of the Agreement, or the adoption or making after such date of any interpretations, directives or regulations (whether or not having the force of law) by any court, governmental authority or reserve bank charged with the interpretation or administration thereof, it shall be or become unlawful or impossible to make, maintain, or fund the transaction hereunder at the LIBOR Rate, then Lessor promptly shall give notice to Lessee of such determination and Lessor and Lessee shall negotiate in good faith a mutually acceptable alternative method of calculating the Interest Rate and shall execute and deliver such documents as reasonably may be required to incorporate such alternative method of calculating the Interest Rate in this Schedule, within thirty (30) days after the date of Lessor's notice to Lessee. If the parties are unable mutually to agree to such alternative method of calculating the Interest Rate in a timely fashion, (a) effective on the commencement of the next succeeding Interest Period or the date that it becomes impractical for Lessor or any Participant to maintain the financing hereunder with interest at the LIBOR Rate as aforesaid, as case may be, the Interest Rate shall become a floating rate equal to the Federal Funds Rate plus sixty (60) basis points, and (b) on the Rent Payment Date next succeeding the expiration of such thirty (30) day period Lessee shall purchase all (but not less than all) of the Equipment described on all Schedules executed pursuant to the Agreement and shall pay to Lessor, in cash, the purchase price for the Equipment so purchased, determined as hereinafter provided. (As used herein, "Federal Funds Rate" means the rate of interest, as reasonably determined by Lessor, paid by or available to Lessor for the purchase of "federal funds" at the time or times in question on a daily overnight basis.) The purchase price of the Equipment shall be an amount equal to the Stipulated Loss Value of such Equipment calculated in accordance with Annex D as of the date of payment, together with all rent and other sums then due on such date, plus all taxes and charges upon sale and all other reasonable and documented expenses incurred by Lessor in connection with such sale. Upon satisfaction of the conditions specified in this Paragraph, Lessor will transfer, on an AS IS, WHERE IS BASIS, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment and other matters (except that Lessor shall warrant that it conveyed whatever interest it received in such Equipment free and clear of any Lien created by Lessor). Lessor shall execute and deliver to Lessee such Uniform Commercial Code statements of termination as reasonably may be required in order to terminate any interest of Lessor in and to the Equipment.

         2. If the Rent Payment Date or any Rent Payment Date is not a Business Day, the Rent otherwise due on such date shall be payable on the immediately preceding Business Day.

         3. Lessee shall pay to Lessor, for the account of each Participant, from time to time the amounts as such Participant may determine to be necessary to compensate it for any costs which such Participant determines are attributable to its making or maintaining its interest in the Lease and the Equipment (the "Interest") or any reduction in any amount receivable by such Participant in respect of any such Interest (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change (as defined below) which:

                  (i) changes the basis of taxation of any amounts payable to Lessor for the account of such Participant in respect of such Interest (other than taxes imposed on or measured by the overall net income of such Participant in respect of the interest by the jurisdiction in which such Participant has its principal office or its lending office); or

                  (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Participant; or

                  (iii) imposes any other condition affecting this Lease or any Interest.

For purposes hereof, "Regulatory Change" shall mean any change after the date of this Lease in United States federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as amended or supplemented from time to time) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including any Participant or under any United States federal, state or foreign law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         Without limiting the effect of the foregoing Paragraph (but without duplication), Lessee shall pay to Lessor, for the account of each Participant, from time to time on request such amounts as such Participant may determine to be necessary to compensate such Participant (or, without duplication, the bank holding company of which such Participant is a subsidiary) for any costs which it determines are attributable to the maintenance by such Participant (or any lending office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of such Participant's Interest (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Participant (or any lending office or bank holding company) to a level below that which such Participant (or any lending office or bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Paragraph, "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

         Each Participant shall notify Lessee of any event occurring after the date of this Lease that will entitle such Participant to compensation under the preceding two Paragraphs as promptly as practicable, but in any event within thirty (30) days, after such Participant obtains actual knowledge thereof; provided, that (i) if such Participant fails to give such notice within thirty (30) days after it obtains actual knowledge of such an event, such Participant shall, with respect to compensation payable pursuant to the preceding two Paragraphs in respect of any costs resulting from such event, only be entitled to payment under the referenced Paragraphs for costs incurred from and after the date thirty (30) days prior to the date that such Participant does give such notice, and (ii) such Participant will designate a different lending office for the Interest if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Participant, be disadvantageous to such Participant. Each Participant will furnish to Lessee a certificate setting forth the basis and amount of each request by such Participant for compensation under the preceding two Paragraphs. Determinations and allocations by each Participant for purposes of the preceding two Paragraphs shall be conclusive, absent manifest error.

D.       Insurance.

         1. Public Liability: $1,000,000 total liability per occurrence and $2,000,000 in the aggregate, with excess liability in umbrella form of $10,000,000 per occurrence and in the aggregate, with a maximum deductible amount of (a) $1,500,000 per occurrence or (b) an amount equal to $1,500,000 per occurrence plus the amount of any reserves specifically allocated by Lessee for this type of liability that are satisfactory to Lessor, but in no event greater than $2,500,000 per occurrence.

         2. Casualty and Property Damage: An amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment, with a maximum deductible amount of $1,000,000 per occurrence.

E.       Fixed Purchase Price and Residual Risk Amount


                            Fixed Purchase Price          Residual Risk Amount
                           (Percent of Capitalized       (Percent of Capitalized
End of                         Lessor's Cost)                Lessor's Cost)
Basic Term                         100.0000%                      12.3800%
Renewal Term 1                      92.1681%                      10.7393%
Renewal Term 2                      83.7655%                       9.8982%
Renewal Term 3                      74.7508%                       8.9959%
Renewal Term 4                      64.8705%                       8.1000%
Renewal Term 5                      54.0542%                       6.9760%
Renewal Term 6                      42.4499%                       5.8051%
Renewal Term 7                      30.0000%                       4.5588%


The Fixed Purchase Price and Residual Risk Amount are each expressed as a percentage of the Capitalized Lessor's Cost of the Equipment.

         This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by an authorized representative of Lessor and Lessee, respectively.

         IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                           LESSEE:

NATIONAL CITY BANK,                               BRUSH WELLMAN INC.
FOR ITSELF AND AS AGENT FOR
CERTAIN PARTICIPANTS


By:                                                By:
Name:                                              Name:
Title:                                             Title:

                                     ANNEX A

                                       TO
                               SCHEDULE NO. ______
                 DATED THIS ______ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996



                            DESCRIPTION OF EQUIPMENT

                                        Type and
                    Serial              Model of            Number              Cost per
Vendor              Numbers             Equipment           of Units            Unit
























Initials:
           -------------      -----------
             Lessor             Lessee

                                     ANNEX B

                                       TO
                               SCHEDULE NO. ______
                 DATED THIS ______ DAY OF _______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                          ASSIGNMENT OF PURCHASE ORDERS

                  [See Exhibit No. 6 to Master Lease Agreement]

                                     ANNEX C

                                       TO
                               SCHEDULE NO. ______
              DATED THIS _______ DAY OF __________________, 199___
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                            CERTIFICATE OF ACCEPTANCE

To:      National City Bank,
         for Itself and as Agent for Certain Participants

         Pursuant to the provisions of the above Schedule and Master Lease Agreement (collectively, the "LEASE"; capitalized terms used but not defined herein have the meanings ascribed thereto in the Lease), Lessee hereby certifies and warrants that (a) all equipment listed in the attached invoice or invoices (the "Equipment") is in good condition, installed (if applicable), and in working order; and (b) Lessee accepts the Equipment for all purposes of the Lease, each Purchase Order relating to the Equipment and all attendant documents.

         Lessee does further certify that as of the date hereof (i) no Default or Potential Default has occurred; and (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof.


                                          BRUSH WELLMAN INC.


                                          By:
                                          Name:
                                                   Authorized Representative



Dated:                     , 199__
      ---------------------

                                     ANNEX D
                                       TO
                             SCHEDULE NO. _________
                 DATED THIS ______ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                   STIPULATED LOSS AND TERMINATION VALUE TABLE

NO. OF RENT PAYMENT DATE                              STIPULATED LOSS AND
(after Basic Term Commencement Date)                   TERMINATION VALUE*
         1                                                  100.0000%
         2                                                  100.0000%
         3                                                  100.0000%
         4                                                  100.0000%
         5                                                  100.0000%
         6                                                  100.0000%
         7                                                  100.0000%
         8                                                  100.0000%
         9                                                  100.0000%
        10                                                  100.0000%
        11                                                  100.0000%
        12                                                  100.0000%
        13                                                   98.0934%
        14                                                   96.1529%
        15                                                   94.1780%
        16                                                   92.1681%
        17                                                   90.1225%
        18                                                   88.0407%
        19                                                   85.9219%
        20                                                   83.7655%
        21                                                   81.5709%
        22                                                   79.3374%
        23                                                   77.0642%
        24                                                   74.7508%
        25                                                   72.3963%
        26                                                   70.0000%
        27                                                   67.4578%
        28                                                   64.8705%
        29                                                   62.2373%
        30                                                   59.5574%
        31                                                   56.8300%
        32                                                   54.0542%
        33                                                   51.2292%
        34                                                   48.3540%
        35                                                   45.4279%
        36                                                   42.4499%
        37                                                   39.4190%
        38                                                   36.3344%
        39                                                   33.1950%
        40                                                   30.0000%


Initials:
         ------------   ---------------
         Lessor         Lessee


------------------------
         *The Stipulated Loss Value and Termination Value for any unit of Equipment shall be equal to the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.

                                     ANNEX E
                                       TO
                             SCHEDULE NO. _________
                  DATED THIS _____ DAY OF ______________, 199__
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996

                              AMORTIZATION SCHEDULE

             NO. OF RENT
            PAYMENT DATE                             PERCENT OF                             PERCENT OF
          (after Basic Term                           PRINCIPAL                         REMAINING PRINCIPAL
         Commencement Date)                            PAYABLE*                              BALANCE*

                 1                                    0.0000%                                 100.0000%
                 2                                    0.0000%                                 100.0000%
                 3                                    0.0000%                                 100.0000%
                 4                                    0.0000%                                 100.0000%
                 5                                    0.0000%                                 100.0000%
                 6                                    0.0000%                                 100.0000%
                 7                                    0.0000%                                 100.0000%
                 8                                    0.0000%                                 100.0000%
                 9                                    0.0000%                                 100.0000%
                10                                    0.0000%                                 100.0000%
                11                                    0.0000%                                 100.0000%
                12                                    0.0000%                                 100.0000%
                13                                    1.9066%                                  98.0934%
                14                                    1.9405%                                  96.1529%
                15                                    1.9749%                                  94.1780%
                16                                    2.0099%                                  92.1681%
                17                                    2.0456%                                  90.1225%
                18                                    2.0818%                                  88.0407%
                19                                    2.1188%                                  85.9219%
                20                                    2.1564%                                  83.7655%
                21                                    2.1946%                                  81.5709%
                22                                    2.2335%                                  79.3374%
                23                                    2.2732%                                  77.0642%
                24                                    2.3135%                                  74.7508%
                25                                    2.3545%                                  72.3963%
                26                                    2.3963%                                  70.0000%
                27                                    2.5422%                                  67.4578%
                28                                    2.5873%                                  64.8705%
                29                                    2.6332%                                  62.2373%
                30                                    2.6799%                                  59.5574%
                31                                    2.7274%                                  56.8300%
                32                                    2.7758%                                  54.0542%
                33                                    2.8250%                                  51.2292%
                34                                    2.8751%                                  48.3540%
                35                                    2.9261%                                  45.4279%
                36                                    2.9780%                                  42.4499%
                37                                    3.0309%                                  39.4190%
                38                                    3.0846%                                  36.3344%
                39                                    3.1393%                                  33.1950%
                40                                    3.1950%                                  30.0000%

Initials:
         ------------      -----------
         Lessor            Lessee


------------------------
         *The Principal, and the Outstanding Principal Balance as of any Rent Payment Date payment (assuming the principal payments due on each Rental Payment Date are paid when due), shall be equal to the Capitalized Lessor's Cost of the Equipment multiplied by the appropriate percentage derived from the above table.


                                     ANNEX F

                                       TO
                             SCHEDULE NO. _________
                 DATED THIS ______ DAY OF ______________, 199___
             TO MASTER LEASE AGREEMENT DATED AS OF December 30, 1996


RETURN PROVISIONS: In addition to the provisions provided for in Section X of this Lease, and provided that Lessee has elected not to exercise its purchase option pursuant to Section XVIII(d) of the Lease, Lessee shall, at its expense:

         (a) at least one hundred eighty (180) days and not more than three hundred sixty-five (365) days prior to expiration or earlier termination of the Lease, provide to Lessor a detailed inventory of all components of the Equipment. The inventory should include, but not be limited to, a listing of models and serial numbers for all components comprising the Equipment;

         (b) at least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, provide or cause the vendor(s) or manufacturer(s) to provide to Lessor the following documents: (i) one set of service manuals, blueprints, process flow diagrams and operating manuals including replacements and/or additions thereto, such that all documentation is completely up-to-date; (ii) one set of documents, detailing Equipment configuration, operating requirements, maintenance records, and other mechanical data concerning the set-up and operation of the Equipment, including replacements and/or additions thereto, such that all documentation is completely up-to-date;

         (c) at least one hundred eighty (180) days prior to expiration or earlier termination of the Lease, upon receiving reasonable notice from Lessor, make the Equipment available for on-site operational inspections by potential purchasers, under power, and provide personnel, power and other requirements necessary to demonstrate electrical and mechanical systems for each item of the Equipment;

         (d) at least ninety (90) days prior to expiration or earlier termination of the Lease, cause the manufacturer's representative or qualified equipment maintenance provider, acceptable to Lessor (the "Authorized Inspector"), to perform a comprehensive physical inspection, including testing all material and workmanship of the Equipment and if during such inspection, examination and test, the Authorized Inspector finds any of the material or workmanship to be defective or the Equipment not operating within the manufacturer's specifications, then Lessee shall repair or replace such defective material and, after corrective measures are completed, Lessee will provide for a follow-up inspection of the Equipment by the Authorized Inspector as outlined in the preceding Paragraph;

         (e) have each item of Equipment returned with an in-depth field service report detailing said inspection as outlined in Subsection (d) above. The report shall certify that the Equipment has been properly inspected, examined and tested and is operating within the manufacturer's specifications;

         (f) permit Lessor to videotape the Equipment "under power" at Lessee's or at any facility where any Equipment is located at a time during normal working hours mutually agreeable to Lessor and Lessee prior to deinstallation;

         (g) have any repairs made to the Equipment in a professional and workmanlike manner. Any Equipment enhancements or additions will revert to Lessor upon expiration or earlier termination of the Lease and shall not affect, in an adverse manner, the Fair Market Value of the Equipment at Lease expiration. Such additions or enhancements shall be made only with prior written approval of Lessor (whose approval shall not unreasonably be withheld);

         (h) have the Equipment returned in good appearance with adequate protective coatings over all surfaces as originally painted or coated, and the Equipment shall be free from rust, and shall be in good, complete working order;

         (i) have the Equipment cleaned (including the removal of all beryllium) and approved by the necessary governmental agencies which regulate the use and operation of such Equipment so as to be available for immediate use;

         (j) properly remove all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Equipment; and

         (k) provide for the deinstallation and packing of the Equipment to include, but not be limited to, the following: (i) all process fluids shall be removed from the Equipment and disposed of in accordance with the then current waste disposal laws and regulations. At no time are materials which could be considered hazardous waste by any regulatory authority to be shipped with machinery; (ii) all internal fluids such as lube oil and hydraulic fluid are to be filled to operating levels; filler caps are to be secured and disconnected hoses are to be sealed to avoid spillage; (iii) the manufacturer's representative shall deinstall and match mark all Equipment in accordance with the specifications of the manufacturer; (iv) the Equipment shall be packed properly and in accordance with the manufacturer's recommendations; (v) Lessee shall provide for the transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to any locations within the United States of America as Lessor shall direct; and shall have the Equipment unloaded at such locations; and (vi) Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment, and Lessor shall be named as the loss payee on all such policies of insurance.

                                  EXHIBIT NO. 3


                             COMPLIANCE CERTIFICATE


                                                           -----------, ----


To:      National City Bank, for itself and as
           Agent for certain Participants
         1900 East Ninth Street
         Cleveland, Ohio  44114

Subject: Master Lease Agreement, dated as of December 30, 1996, between National City Bank, for itself and as Agent for certain Participants, as lessor, and Brush Wellman Inc., as lessee (the "Lease Agreement")

Greetings:

                  Pursuant to Section IV(b)(iii) of the Lease Agreement and in my capacity as the chief financial officer of Brush Wellman Inc., I hereby certify that to the best of my knowledge and belief (capitalized terms used, but not defined herein shall have the meanings ascribed thereto in the Lease Agreement):

         1. The financial statements of the Companies accompanying this letter are true and complete and fairly present in all Material respects their consolidated financial condition as of _____________________, _____ (the "Closing Date") and the consolidated results of their operations for the fiscal period then ending,

         2. No Default or Potential Default under the Lease Agreement exists *[except for those which, together with our intentions in respect thereof, are set forth in Exhibit One to this Certificate], and

         3. As indicated by the calculations below, the Companies are *[not] in full compliance with Sections XXIII(a) through (d), inclusive.

         [* - In (b) and (c), delete the bracketed language if inapplicable.]

                  (a) The actual amount of the Companies' Tangible Net Worth at the Closing Date is equal to or is greater than the required amount.

                   $170,696,000

plus               $__________      40% of $_________ annual earnings
                                                      accumulated from
                                                      December 31, 1996 to the
                                                      end of the preceding
                                                      fiscal year(see Section
                                                      XXIII(a))

sum                $__________      required amount
                   $__________      actual Tangible Net Worth as of the Closing
                                    Date

                  (b) The Funded Indebtedness of the Companies does not exceed an amount equal to the Leverage Multiplier times the Companies' EBITDA for the four consecutive fiscal quarters most recently ended -- the Leverage Multiplier being (i) from the date of the Lease Agreement to December 30, 1999, inclusive, 3.00, and (ii) on and after December 31, 1999, 2.75.

                   $__________      Funded Indebtedness
    divided by $__________                      EBITDA
                                                $______________  EBIT
                                                $______________  Depreciation
                                                $______________  Amortization

quotient  __________

                  (c) The ratio of (i) the aggregate of the Companies' EBITDA for the four consecutive fiscal quarters most recently ended, to (ii) the aggregate Interest Expense of the Companies for that period, to be less 5.00 to 1:00, all as determined on a consolidated basis.

ratio of  $__________      EBITDA
                                                $______________  EBIT
                                                $______________  Depreciation
                                                $______________  Amortization

to                 $__________      Interest Expense

ratio     ______ to ______

                  (d) The Funded Indebtedness of the Companies does not exceed an amount equal to the Required Multiplier times the sum of the Companies' Funded Indebtedness plus the Companies' Tangible Net Worth -- the Required Multiplier being (i) from the date of the Lease Agreement to December 31, 2000, inclusive, 0.50, and (ii) on and after January 1, 2001, 0.45.

               $_________  Funded Indebtedness
    divided by $_________  Funded Indebtedness plus Tangible Net Worth

quotient   _________

                                     BRUSH WELLMAN INC.



                                     By:
                                     Title:

                                  EXHIBIT NO. 4

                     LIST OF EQUIPMENT AND ACQUISITION COST


                                                                                       TOTAL
                                                     PURCHASE ORDER NO.             ACQUISITION
                   EQUIPMENT                             AND VENDOR                    COST

 1.     Walking Beam Furnace             EX90006/Seco-Warwick                         $2,130,000.00
 2.     Hot Mill                         EX90003/Griset Engineering                  $14,600,000.00
 3.     Bell Aging Furnace               EX90012/RAD-CON Inc.                         $2,400,000.00
 4.     Slab Mill                        EX90007/Integrated Industrial Systems        $7,750,000.00
 5.     Finish Pickle Line               EX90010/SMS Process Lines                    $5,270,000.00
 6.     Four-High Rolling Mill           EX90002/Griset Engineering                   $9,590,000.00
 7.     Anneal/Pickle Line               1.  EX90009/SMS Process                     $11,150,000.00
                                             Lines
                                             Anneal/Pickle Line
                                         2. EX90008/Drever Company
                                            Cont. Anneal Line
 8.     Degreasing Line                  EX90011/SMS Process Lines                    $3,190,000.00
        TOTAL                                                                        $56,080,000.00

                                  EXHIBIT NO. 5

                             FORM OF FUNDING NOTICE



National City Bank, for itself and as Agent
1900 East 9th Street, 10th Floor
Cleveland, Ohio 44114
Attention:  ______________

Gentlemen and Ladies:

                  Reference is made to the Master Lease Agreement, dated as of December 30, 1996 (as amended and supplemented from time to time, the "Lease") between NATIONAL CITY BANK, FOR ITSELF AND AS AGENT FOR CERTAIN PARTICIPANTS, as Lessor, and BRUSH WELLMAN INC., as Lessee. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Lease.

                  The undersigned hereby gives notice to Lessor pursuant to
Section XXVI(b) of the Lease of its request for a disbursement of funds. In connection with therewith, Lessee sets forth the following information:

                  (i)      Date of disbursement:

                  (ii)     Acquisition Cost to be funded:

                  (iii) Items of equipment to be funded by Lessor on the date of disbursement and identification of those items that have been accepted by Lessee: See Annex A

                  (iv) True and correct copies of invoices, or other such evidence approved in advance by Lessor, for items of Disbursement Equipment described in clause (iii) above are attached hereto.

                  (v) True and correct wire transfer instructions for, and the funds to be disbursed to, each Vendor are set forth in Annex B hereto.

                                             Very truly yours,

                                             BRUSH WELLMAN INC., as Lessee




                                             By:
                                             Name:

                                     Title:

                                  EXHIBIT NO. 6

                      FORM OF ASSIGNMENT OF PURCHASE ORDERS


                          ASSIGNMENT OF PURCHASE ORDERS

                  THIS ASSIGNMENT OF PURCHASE ORDERS (this "Agreement"), dated as of December 30, 1996, made by B.W. ALLOY, LTD., an Ohio limited liability company ("BWA"), and BRUSH WELLMAN INC., an Ohio corporation ("Lessee") (BWA and Lessee hereinafter sometimes collectively referred to as "Assignors" and individually as an "Assignor"), in favor of NATIONAL CITY BANK, FOR ITSELF AND AS AGENT FOR CERTAIN PARTICIPANTS (hereinafter called, together with its successors and assigns, if any, "Lessor").

                                    Recitals:

                  A. Lessee and Lessor have entered into a Master Lease Agreement, dated as of December 30, 1996 (together with all schedules and exhibits thereto and as the same may be amended, modified, supplemented, renewed, extended, substituted or replaced from time to time, the "Equipment Lease"), whereby Lessor, subject to certain conditions, will lease to Lessee from time to time certain equipment described in the Schedules (as defined in the Equipment Lease) executed and delivered by Lessee to Lessor from time to time (collectively, the "Equipment") (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Equipment Lease); and

                  B. To secure the payment of rent and the payment and performance of all of Lessee's obligations and liabilities under the Equipment Lease, including all Schedules thereto (collectively, the "Liabilities"), Lessor has required that Lessee grant to Lessor a security interest in all of Lessee's right, title and interest in and to, and assign to Lessor for collateral security purposes all of Lessee's right, title and interest in and to, the Collateral (as defined in the Equipment Lease and herein); and

                  C. BWA (the membership interests of which are owned by Lessee and a wholly owned subsidiary of Lessee) has entered into the Purchase Orders described on Exhibit A hereto (as amended, modified or supplemented from time to time, collectively the "Purchase Orders" and individually a "Purchase Order"), and the Purchase Orders relate to the Equipment that is to be subject to the Equipment Lease; and

                  D. Under the Equipment Lease and subject to certain conditions therein, Lessor has agreed to disburse funds to the various vendors under the Purchase Orders (collectively, the "Vendors") when and as requested by Lessee; and

                  E. The Equipment is to be delivered to an alloy strip mill located at 14710 West Portage River S. Road, Harris Township, Ottawa County, Ohio 43416, the real property on which such mill is located is owned by Lessee, subject to a ground lease and the Port Authority Lease, and Lessee has guaranteed to the Vendors the performance by BWA of its obligations under the Purchase Orders; and

                  F. The obligations of Lessor to lease the Equipment to Lessee under the Equipment Lease are subject to the condition precedent, among others, that Assignors execute and deliver this Agreement.

                  NOW, THEREFORE, as an inducement to Lessor to lease the Equipment to Lessee under the Equipment Lease, and intending to be legally bound hereby, Assignors hereby agree with Lessor as follows:

                  1. Assignment of Rights under Purchase Orders. Each Assignor hereby assigns, transfers, conveys and sets over to Lessor all of Assignor's rights in, to and under the Purchase Orders, including any liens and security interests granted to or for the benefit of Assignor securing the obligations of any Vendor or any other Person to Assignor under any Purchase Orders and any guarantees of or letters of credit securing any such obligations, and including, without limitation, the following:

                  (a)  the right to take title to the Equipment;

                  (b) all amounts payable to Assignor under or with respect to any Purchase Order or as a result of the exercise of any claim, right, privilege or remedy in respect thereof, including cash and non-cash proceeds;

                  (c) all claims, rights, privileges and remedies on the part of Assignor, whether arising by contract or by statute or at law or in equity or otherwise, arising under or in connection with any Purchase Order; and

                  (d) all rights of Assignor to exercise any election or option or to give or receive any notice, consent, waiver or approval under or in respect of the Purchase Orders, and the right (but not the obligation) to do any and all other things Assignor is entitled to do thereunder;

together with full power and authority, in the name of Assignors or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing; provided, however, that until a Default or Potential Default has occurred and is continuing, Assignors may exercise all of their respective rights, powers, privileges and remedies under the Purchase Orders to the extent not prohibited by this Agreement or any other Document, and in connection therewith, Lessor agrees to execute such agreements, instruments and other documents and otherwise take any action reasonably requested by Lessee, all at the expense of Assignors.

                  The assignment of rights provided for herein shall be effective immediately upon the execution and delivery of this Agreement and shall not be conditioned upon the occurrence of any Default or Potential Default or any default under the Purchase Orders or of any other contingency or event.

                  In order to secure the prompt payment of the Liabilities from time to time outstanding, and the performance and observance by Assignors of all the obligations of Assignors hereunder and under the other Documents, each Assignor hereby grants to Lessor a first priority security interest in all of its right, title and interest in and to, and assigns to Lessor for collateral security purposes all of that Assignor's right, title and interest in and to, the following, whether now or hereafter acquired and wherever located (the "Collateral"): (1) The Purchase Orders, and any and all other purchase orders, agreements, documents or other writings that evidence or otherwise relate to the purchase of any item of Equipment, and any general intangibles and contract rights in respect of the Equipment, the maintenance, use and operation of the Equipment, and the Purchase Orders (including, without limitation, all rights of Assignor to receive monies due and to become due under or pursuant to any Purchase Orders, general intangibles and contract rights and all of the rights of Assignor to terminate, and to perform, compel performance and otherwise exercise all remedies under the Purchase Orders, general intangibles and contract rights); (2) The Equipment described in the Purchase Orders and the equipment otherwise subject to the Equipment Lease, or otherwise described in any Disbursement Schedule or Equipment Schedule to the Equipment Lease, including, without limitation, the equipment described in Exhibit B hereto, and any components, parts and work-in-process in respect thereof, whether or not in the possession or control of any Assignor, together with all additions, attachments, improvements, accessories and accessions thereto and any and all substitutions, replacements or exchanges therefor; (3) Any sublease of any of the Equipment and all extensions and renewals thereof, and all rentals and other sums due, now or hereafter, thereunder; (4) To the extent the Equipment may constitute or be deemed to be inventory (solely to such extent, the "Inventory"), such Inventory; (5) All documents, books and records in respect of the Equipment and Inventory; and (6) All cash and non-cash proceeds and products of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described in clauses (1) through (5) above and all payments under any insurance (whether or not Lessor is the loss payee thereof), indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing property).

                  2. Payment of Assigned Sums. Assignors hereby presently, unconditionally and irrevocably direct each Vendor, upon receipt of notice from Lessor directing such Person to do so, to pay all moneys assigned pursuant to
Section 1 to Lessor at such place as Lessor shall direct in writing to such Person and to Lessee.

                  3. Appointment of Lessor as Attorney with Respect to Purchase Orders. Each Assignor hereby irrevocably (to the fullest extent permitted under applicable law) constitutes Lessor, its successors and assigns, the true and lawful attorney in fact of Assignor, coupled with an interest, with full power (in the name of Assignor or otherwise), during the existence of any Default or Potential Default: (a) to exercise any rights, powers and remedies of Assignor under or relating to any Purchase Order,
(b) to make any payment to any other party to any Purchase Order as Lessor may deem necessary or appropriate thereunder, (c) to require, demand, receive and give acquittance for any sums or moneys payable to Assignor under or in connection with any Purchase Order, or any letter of credit or other security therefor or guarantee thereof, and to endorse any checks or other instruments or orders in connection therewith, (d) to file any claims or to take any action or institute any proceedings on behalf of any Assignor which Lessor may deem to be necessary or advisable under the circumstances, and (e) generally, to do, execute and perform any other act, matter, document or thing whatsoever that in the opinion of Lessor ought to be done, executed or performed under or in connection with any Purchase Order, as fully as Assignor could do in such situation. Any and all reasonable sums expended by or on behalf of Lessor for any of the foregoing purposes shall be part of the Liabilities secured by the Collateral, shall be described in writing to Lessee, and shall be repaid by Assignors, on a joint and several basis, to Lessor within five (5) days of the date Lessor sends written notice to Lessee requesting payment, with interest thereon at the rate provided in Section XIX(j) of the Equipment Lease until paid. Assignors agree that, upon the occurrence and during the continuation of a Default or Potential Default, Lessor may exercise any election or option or give any notice, consent, waiver or approval under, or deliver any requisition for payment under, or take any other action in respect of, any of the Purchase Orders without requirement of any approval of or action by either of them, but each Assignor will nevertheless execute and deliver any instrument reasonably requested by Lessor to be executed and delivered by Assignor in connection with the exercise by Lessor of any such election or option or the giving by Lessor of any such notice, consent, waiver or approval or the taking by Lessor of any such other action.

                  4. Rights and Duties of Assignors. Notwithstanding any other provision of this Agreement, Assignors shall have the right, but not to the exclusion of Lessor, to receive from the parties to each Purchase Order all notices and other communications and copies of all documents and all information which such parties are permitted or required to give or furnish to any Assignor. Each Assignor will furnish to Lessor copies of all such notices, communications, documents and information (other than routine items delivered in the ordinary course of business) promptly after receipt thereof by Assignor. Assignors at their expense will perform and comply in all material respects with all the terms of each Purchase Order to be performed or complied with by them, will maintain each Purchase Order (so long as no Default or Potential Default has occurred and is continuing) in full force and effect, will do all things necessary to keep unimpaired all of their respective material rights, powers and remedies thereunder and to prevent any forfeiture or impairment thereof, will enforce each Purchase Order in all material respects in accordance with its respective terms to the extent such enforcement will not require unreasonable efforts on the part of Assignors, and will take all such action to that end or to enforce any Purchase Order as from time to time may be reasonably requested by Lessor. Without the prior written consent of Lessor, which consent will not be unreasonably withheld, Assignor will not (a) amend, supplement, modify, cancel, terminate or otherwise change any term or provision of any Purchase Order, (b) give or join in any waiver or consent in respect of any

Purchase Order, (c) subordinate or surrender any Purchase Order or consent to or accept any subordination or surrender thereof, or permit any condition or event to exist or occur which would, or would entitle any other party to any Purchase Order to, terminate, cancel or surrender the same, (d) settle or compromise any claim against any party to any Purchase Order or any other Person arising out of or in respect of any Purchase Order, or submit or consent to the submission to arbitration of any dispute or disagreement arising out of or in respect of any Purchase Order (except to the extent the terms of such Purchase Order obligate an Assignor to submit to arbitration), (e) waive any material default under or material breach of any Purchase Order or (f) take any other action in connection with any Purchase Order which would have the effect of impairing the value of the rights of Assignors or Lessor thereunder or interest therein.

                  5. No Release or Assumption, etc.; Lessor Not Liable Under Purchase Orders. Anything contained herein or in the Purchase Orders to the contrary notwithstanding, (a) Assignors shall at all times remain solely liable under the Purchase Orders to perform all of the duties and obligations of any Assignor thereunder to the same extent as if this Agreement had not been executed, (b) neither this Agreement nor any action or inaction on the part of any Assignor or Lessor shall constitute an assumption of any obligations of any Assignor under the Purchase Orders by Lessor, and (c) Lessor shall not have any obligation or liability under the Purchase Orders or otherwise by reason of or arising out of this Agreement (other than to the extent due to the gross negligence or intentional misconduct of Lessor), nor shall Lessor be required or obligated in any manner to perform or fulfill any obligation of any Assignor under or in respect of the Purchase Orders.

                  6. Representations, Warranties and Covenants. Each Assignor represents and warrants to Lessor that (a) it has not assigned, transferred, mortgaged, pledged or otherwise encumbered any of its right, title and interest hereby assigned to any other Person and no part of such right, title and interest hereby assigned is subject to any Lien, (b) each Purchase Order is a legal, valid and binding obligation of BWA and, to its knowledge, the Vendor that is party thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies,
(c) no Purchase Order has been amended, modified or supplemented except for such amendments, modifications or supplements specifically described in Exhibit A hereto, and (d) it has paid all sums required to be paid by it prior to the date hereof under the terms of the Purchase Orders and no default exists by BWA or, to its knowledge, any other party under any of the Purchase Orders. Each Assignor covenants that, so long as this Agreement shall not have been terminated, it will not assign or pledge, or create or suffer to exist any Lien on any of its right, title or interest hereby assigned.

                  7. Further Assurances, Compromise, etc. At any time and from time to time, upon the request of Lessor, each Assignor, at its expense, shall promptly and duly execute and deliver any and all such further instruments and documents as Lessor may reasonably deem desirable in order to obtain the full benefits of this Agreement and of the rights, powers and remedies herein granted.

                  8. Amendments and Waivers. This Agreement may not be amended, waived, discharged or terminated except to the extent specifically set forth in a writing manually signed by or on behalf of Assignors and Lessor in accordance with Section XIX(g) of the Equipment Lease.

                  9. Remedies Cumulative. The rights and remedies of Lessor under this Agreement are cumulative and not exclusive of any other rights or remedies available to Lessor hereunder, under the Equipment Lease or any other Document, at law, or otherwise (including without limitation the rights and remedies of a secured party under the Ohio Uniform Commercial Code, which Assignors agree Lessor shall have).

                  10. Location; Notice of Change of Address. The chief place of business and chief executive office of each Assignor and the office where Assignor keeps its records concerning the Purchase Orders, the original copies of the Purchase Orders and each item are located at 17876 St. Clair Avenue, Cleveland, Ohio 44110. Each Assignor shall keep its chief place of business and chief executive office at the location therefor specified in this Section 10, or upon forty-five (45) days' prior written notice to Lessor, at such other location in a jurisdiction in which all actions required by Section 7 shall have been taken with respect to the Purchase Orders.

                  11. Consent of BWA, as Sublessee. With respect to the Sublease, dated as of October 1, 1996 (as the same may be amended, modified or extended from time to time, the "Sublease"), between Lessee, as sublessor, and BWA, as sublessee, BWA covenants, agrees, represents and warrants as follows:

                  (a) BWA waives all rights which it now or hereafter may have, under the laws of the State of Ohio or by virtue of the Sublease, to claim or assert any lien on or right, claim or title to, any of the Collateral which now or hereafter may be located on the premises subject to the Sublease (the "Premises").

                  (b) BWA agrees that (i) the Equipment is and shall remain personal property of Lessee notwithstanding the manner or mode of the attachment of any item of Equipment to the Premises and (ii) the Equipment is not and shall not become or be deemed to be fixtures.

                  (c) In the event of any Default, Lessor may (subject to the terms and provisions of the Equipment Lease and this Agreement and in accordance with applicable law) remove the Equipment and any other item of Collateral or any part thereof from the Premises without objection, delay, hindrance or interference by BWA and, in such case, BWA will make no claim or demand whatsoever against any of the Collateral. In the event of any Default, BWA agrees that, without any charge, expense, rent or fee being charged to Lessor, BWA will (i) cooperate with Lessor in its efforts to assemble or remove or assemble and remove any or all of the Collateral located on the Premises; (ii) permit Lessor to enter and occupy the Premises to remove, appraise, display, maintain, prepare for sale or lease or other disposition, repair, or lease, transfer, sell or otherwise dispose of, or to do any combination of the foregoing in respect of, the Collateral; and (iii) not hinder Lessor's actions in enforcing its security interest in any or all of the Collateral.

                  (d) BWA acknowledges and agrees that Lessor shall not be deemed a lessee of the Premises for purposes of the Sublease and shall have no further responsibility to BWA under the Sublease or other agreement or instrument for any obligation or liability of Lessee thereunder.

                  (e) Lessor may, without affecting the validity of this Agreement, extend, amend or in any way modify the terms of payment or performance of the Equipment Lease and any of the obligations without the consent of BWA and without giving notice thereof to BWA.

                  12. Miscellaneous. All notices under the provisions of this Agreement shall be given and shall be effective as provided in Section XIX(f) of the Equipment Lease and any notice to BWA shall be deemed given if delivered to Lessee. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Ohio, without regard to conflict of laws principles, except as required by mandatory provisions of law.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, Assignors have caused this Agreement to be duly executed and delivered as of the date first above written.

                                             B.W. ALLOY, LTD.


                                             By:
                                                --------------------------------
                                             Title:
                                                   -----------------------------

                                             BRUSH WELLMAN INC.


                                             By:
                                                -------------------------------
                                             Title:
                                                   ----------------------------



ACCEPTED:

NATIONAL CITY BANK, FOR ITSELF
  AND AS AGENT FOR CERTAIN PARTICIPANTS




By:
   ----------------------------
Title:
      --------------------------

                   EXHIBIT A TO ASSIGNMENT OF PURCHASE ORDERS


1. Purchase Order No. EX90006, dated 5 November, 1996, of B.W. Alloy, Ltd. and Seco-Warwick, as the vendor, and related documents referenced therein.

2. Purchase Order No. EX90008, dated 4 December, 1996, of B.W. Alloy, Ltd. and Drever Company, as the vendor, and related documents referenced therein.

3. Purchase Order No. EX90009, dated 25 November, 1996, of B.W. Alloy, Ltd. and SMS Process Lines, as the vendor, and related documents referenced therein.

4. Purchase Order No. EX90010, dated 25 November, 1996, of B.W. Alloy, Ltd. and SMS Process Lines, as the vendor, and related documents referenced therein.

5. Purchase Order No. EX90011, dated 25 November, 1996, of B.W. Alloy, Ltd. and SMS Process Lines, as the vendor, and related documents referenced therein.

6. Purchase Order No. EX90012, dated 6 December, 1996, of B.W. Alloy, Ltd. and RAD-CON Inc., as the vendor, and related documents referenced therein.

7. Purchase Order No. EX90007, dated 23 October, 1996, as amended by Change Order #001, dated 9 December, 1996, of B.W. Alloy, Ltd. and Integrated Industrial Systems, as the vendor, and related documents referenced therein.

8. Purchase Order No. EX90002, dated 10 December, 1996, of B.W. Alloy, Ltd. and Griset Engineering, as the vendor, and related documents referenced therein.

9. Purchase Order No. EX90003, dated 10 December, 1996, of B.W. Alloy, Ltd. and Griset Engineering, as the vendor, and related documents referenced therein.


                   EXHIBIT B TO ASSIGNMENT OF PURCHASE ORDERS


                      EQUIPMENT                      PURCHASE ORDER NO.                               TOTAL PRICE
                                                         AND VENDOR
  1.          Walking Beam Furnace             EX90006/Seco-Warwick                                    $2,130,000
  2.          Hot Mill                         EX90003/Griset Engineering                             $14,600,000
  3.          Bell Aging Furnace               EX90012/RAD-CON Inc.                                    $2,400,000
  4.          Slab Mill                        EX90007/Integrated Industrial Systems                   $7,750,000
  5.          Finish Pickle Line               EX90010/SMS Process Lines                               $5,270,000
  6.          Four-High Rolling Mill           EX90002/Griset Engineering                              $9,590,000
  7.          Anneal/Pickle Line               1. EX90009/SMS Process Lines                           $11,150,000
                                                  Anneal/Pickle Line
                                               2. EX90008/Drever Company
                                                  Cont. Anneal Line
  8.          Degreasing Line                  EX90011/SMS Process Lines                               $3,190,000
              TOTAL                                                                                   $56,080,000









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